As filed with the Securities and Exchange Commission on November 18, 2005

Registration No. 333-126573

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE

AMENDMENT

NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

STRATEGIC HOTEL CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	33-1082757
(State of Organization)	(I.R.S. Employer Identification No.)

77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601

(312) 658-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paula C. Maggio, Secretary

Strategic Hotel Capital, Inc.

77 West Wacker Drive, Suite 4600

Chicago, Illinois 60601

(312) 658-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service):

Copies to:

Michael L. Zuppone, Esq.

Paul, Hastings, Janofsky & Walker LLP

75 East 55th Street

New York, New York 10022

(212) 318-6000

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common stock, par value $.01 per share	5,554,912 shares	$17.72	$98,433,040.64	$11,585.57 (2)

(1)	Estimated pursuant to Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low reported sale prices of the common stock on The New York Stock Exchange on July 7, 2005.
(2)	This amount has previously been paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 18, 2005

PROSPECTUS

Strategic Hotel Capital, Inc.

5,554,912 Shares

Common Stock

This prospectus relates to and covers two separate offerings:

Issuance of Common Stock Upon Redemption of OpCo Units

At our election, we may issue up to 5,554,912 shares of our common stock in exchange for units of non-managing member limited liability company interests, referred to herein as OpCo Units, in our operating company, Strategic Hotel Funding, L.L.C., or SHC Funding, upon the redemption of the units by their holders. We may elect to pay the per unit redemption price in cash or by issuance of shares of our common stock. At this time, we anticipate that we will elect to issue shares of our common stock upon redemption of all outstanding OpCo Units.

OpCo Units may be redeemed by their holders at the times set forth in the limited liability company agreement of SHC Funding subject to the satisfaction of the transfer restrictions and other terms and conditions contained in that agreement, or at other times and on terms and conditions otherwise permitted by us in our discretion as managing member of SHC Funding. At this time and for the remainder of 2005, OpCo Units may only be redeemed by their holders if we permit them to do so in our discretion. In 2006, OpCo Units may be redeemed on June 30, 2006 or on other dates if the units of limited liability company interests transferred in the redemption and all other transfers on or before that date do not exceed 2% of the outstanding units of limited liability company interests.

We anticipate that we will permit holders to redeem their OpCo Units in 2005 or early 2006 on a date that we select in our discretion. We will amend this prospectus to notify the holders of the date when they may redeem their OpCo Units and the terms and conditions under which we will permit such redemption.

Offering by Selling Stockholders

Up to 2,348,062 shares of our common stock issued upon redemption of OpCo Units by certain holders that may be deemed our affiliates and that are named in this prospectus under “Selling Stockholders” may be offered from time to time in one or more types of transactions described in this prospectus under “Plan of Distribution.”

We will not receive any additional cash consideration when we issue shares of common stock to holders of OpCo Units upon redemption of their units. Also, we will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders. We have agreed to pay the expenses of the registration and issuance of the shares of common stock.

To ensure that we maintain our qualification as a real estate investment trust under the applicable provisions of the Internal Revenue Code of 1986, as amended, ownership of our equity securities by any person is subject to certain limitations. See “Certain Provisions of Maryland Law and of our Charter and Bylaws—Restrictions on Ownership and Transfer.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4 of this prospectus, in any document incorporated by reference and in any accompanying prospectus supplement.

Shares of our common stock are listed on the New York Stock Exchange under the symbol “SLH”. On November 17, 2005, the last reported sale price of our common stock on the New York Stock Exchange was $17.20 per share.

We maintain our executive offices at 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601. Our telephone number is (312) 658-5000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2005.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, the securities described in this prospectus only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus. You should not assume that the information appearing in this prospectus or any applicable prospectus supplement or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operation and prospects may have changed since those dates.

As used in this prospectus, references to “we”, “our”, “us”, the “Company” and the “REIT” are to Strategic Hotel Capital, Inc. and, except as the context otherwise requires, its consolidated subsidiaries, including Strategic Hotel Funding, L.L.C. and its consolidated subsidiaries. References to “SHC Funding” or the “limited liability company” are to Strategic Hotel Funding, L.L.C. References to “Whitehall” are to Whitehall Street Real Estate Non-managing membership VII, Whitehall Street Real Estate Non-managing membership IX and their affiliates. Whitehall is controlled by The Goldman Sachs Group, Inc., which is the parent company of Goldman, Sachs & Co. References to “Prudential” are to Prudential Financial, Inc. and its affiliates, including Strategic Value Investors, LLC, The Prudential Insurance Company of America, Prudential Investment Management, Inc., PIC Realty Corporation and Prudential Assets, LLC, and to entities owning our securities over which Prudential Financial, Inc. or its affiliates have investment management discretion, including (SHC/Olayan) Redemption Vehicle, LLC and SVI (SHC/Houston) Redemption Vehicle, LLC.

This prospectus contains registered trademarks that are the exclusive property of their respective owners, which are companies other than us, including Fairmont®, Four Seasons®, Hilton®, Hyatt®, InterContinental®, Loews®, Marriott® and Ritz-Carlton®. None of the owners of these trademarks, their affiliates or any of their respective officers, directors, agents or employees is an issuer or underwriter of the securities being offered hereby. In addition, none of the owners of these trademarks, their affiliates or any of their respective officers, directors, agents or employees has or will have any liability arising out of or related to the sale or offer of the securities being offered hereby, including any liability or responsibility for any financial statements, projections or other financial information or other information contained in this prospectus or otherwise disseminated in connection with the offer or sale of the securities offered hereby.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process or continuous offering process. Under this shelf registration process, the selling stockholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered by the selling stockholders. We may also file, from time to time, a prospectus supplement or an amendment to the registration statement of which this prospectus forms a part containing specific information about the selling stockholders and the terms of the securities being offered. That prospectus supplement or amendment may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement or amendment may also add, update, or change information in this prospectus. If there is any supplement or amendment, you should rely on the information in that prospectus supplement or amendment.

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement and any amendments to such registration statement, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.” Information incorporated by reference with the SEC after the date of this prospectus, or information included in any prospectus supplement or an amendment to the registration statement of which this prospectus forms a part, may add, update, or change information in this prospectus or any prospectus supplement. If information in these subsequent filings, prospectus supplements or amendments is inconsistent with this prospectus or any prospectus supplement, the information incorporated by reference or included in the subsequent prospectus supplement or amendment will supersede the information in this prospectus or any earlier prospectus supplement. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

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PROSPECTUS SUMMARY

Our Company

We were incorporated in January 2004 to own and asset manage upper upscale and luxury hotels in North America and Europe. We went public in an initial public offering in June 2004. Our founder and accounting predecessor, Strategic Hotel Capital, L.L.C., or SHC LLC, was founded in 1997 by Laurence Geller, our President and Chief Executive Officer, Whitehall and others. We own our properties through our investment in Strategic Hotel Funding, L.L.C., which we refer to as SHC Funding or the limited liability company.

We:

•	own the fee interest in 10 hotels, comprising approximately 4,906 rooms, located in Arizona, California, Florida, Illinois and Louisiana and in Mexico;

•	lease three hotels from unaffiliated lessors: a ground lease for a hotel in Lincolnshire, Illinois and operating leases for hotels in Paris, France and Hamburg, Germany, comprising an aggregate of approximately 859 rooms;

•	own a 35% interest in a joint venture, with an unaffiliated party, that owns a hotel in Prague, Czech Republic comprising approximately 372 rooms, and we asset manage such hotel on behalf of the joint venture;

•	own an 85% interest in each of the InterContinental Hotel in Miami and the InterContinental Hotel in Chicago;

•	own a 31% interest in and act as asset manager for a joint venture, which joint venture is with two unaffiliated parties, that is developing the Four Seasons Residence Club Punta Mita, a luxury vacation home product that will be sold in fractional ownership interests on property adjacent to our Four Seasons Punta Mita Resort hotel in Mexico; and

•	asset manage five hotels for SHC LLC under an asset management agreement.

We do not operate any of our hotels directly; instead we employ internationally known hotel management companies to operate them for us under management contracts or operating leases. Our existing hotels are operated under the widely recognized upper upscale and luxury brands of Fairmont®, Four Seasons®, Hilton®, Hyatt®, InterContinental®, Loews®, Marriott® and Ritz-Carlton®.

The Offerings

Issuer	Strategic Hotel Capital, Inc.

The Offerings	There are two offerings covered by this prospectus:

•	the issuance of shares of our common stock in exchange for OpCo Units in our operating company, SHC Funding, upon the redemption of the units by their holders; and

•	the offer and sale of shares of our common stock issued upon redemption of OpCo Units by the selling stockholders named in this prospectus.

OpCo Unit Redemption

We may issue shares of our common stock in exchange for OpCo Units upon the redemption of the units by their holders on a one share for one unit basis. There are 5,554,912 OpCo Units that may be redeemed for shares issued pursuant to this prospectus, which represent 10.6% of the total outstanding units of limited liability company interests. We may assume the redemption obligations of SHC Funding and may elect to pay the per unit redemption price in cash or by issuance of shares of our common stock. At this time, we anticipate that we will assume the redemption obligations and will elect to issue shares of our common stock upon the redemption of all outstanding OpCo Units covered by this prospectus.

OpCo Units may be redeemed by their holders at the times set forth in the limited liability company agreement of SHC Funding subject to the satisfaction of the transfer restrictions and other terms and conditions contained in that agreement, or at other times and on terms and conditions otherwise permitted by us in our discretion as managing member of SHC Funding. The transfer restrictions provide that OpCo Units may be transferred, without our consent, as long as the transfer does not result in the sum of the percentage interests in units of limited liability company interests transferred during our taxable year exceeding 2% of the total outstanding units of limited liability company interests. This restriction does not apply to, among other things:

•	a transfer involving a redemption that occurs on June 30 of each year, which is the anniversary of the first business day following our initial public offering; and

•	a transfer of units of limited liability company interests by a member and certain related persons in one or more transactions during any 30 day period that aggregate more than 2% of the total outstanding units of limited liability company interests.

As a result of prior redemptions earlier in 2005 resulting in transfers of interests equal to 2% of the total outstanding units of limited liability company interests, at this time and for the remainder of 2005,

OpCo Units may only be redeemed by their holders if we permit them to do so in our discretion. In 2006, OpCo Units may be redeemed on June 30, 2006 or on other dates if the redemption and all other transfers on or before that date do not exceed 2% of the outstanding units of limited liability company interests. We anticipate that we will permit holders to redeem their OpCo Units in 2005 or early 2006 on a date that we select in our discretion. We will amend this prospectus to notify the holders of the date in 2005 or in early 2006 when they may redeem their OpCo Units and the terms and conditions under which we will permit such redemption.

Common Stock Issuable Upon Redemption of OpCo Units	5,554,912

Common Stock Offered by Selling Stockholders	2,348,062

Use of Proceeds

We will not receive any additional cash consideration from our issuance of common stock upon redemption of any OpCo Units. In addition, we will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

New York Stock Exchange Symbol	SLH

Risk Factors	We urge you to read carefully the risk factors beginning on page 4 of this prospectus.

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the specific factors discussed under the caption “Risk Factors” in any accompanying prospectus supplement together with all the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks discussed under the caption “Forward-Looking Information and Risk Factors” included in our quarterly report on Form 10-Q for the period ended September 30, 2005 and incorporated by reference in this prospectus. These risk factors may be amended, supplemented or superceded from time to time by other reports we file with the SEC in the future.

FORWARD-LOOKING STATEMENTS

On one or more occasions, we may make statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events. All statements other than statements of historical facts included or incorporated by reference in this prospectus, including, without limitation, the statements under “Prospectus Summary” and located elsewhere in this prospectus or incorporated by reference herein relating to expectations of future financial performance, continued growth, changes in economic conditions or capital markets and changes in customer usage patterns and preferences, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “targets,” “will,” “will continue,” “will likely result” or other comparable expressions or the negative of these terms identify forward-looking statements. Forward-looking statements reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause actual results or outcomes to differ materially from those expressed in any forward-looking statement. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records and other data available from third parties, we cannot assure you that our projections will be achieved.

In addition to other factors and matters discussed elsewhere in our quarterly, annual and current reports that we file with the Commission, and which are incorporated by reference into this prospectus, some important factors that could cause actual results or outcomes for us to differ materially from those discussed in forward-looking statements include, but are not limited to:

•	The factors discussed in this prospectus under the section titled “Risk Factors”;

•	Availability of capital;

•	Risks related to natural disasters;

•	Increases in interest rates and operating costs;

•	Difficulties in identifying properties to acquire and completing acquisitions;

•	Availability to obtain or refinance debt;

•	The failure of closing conditions to be satisfied;

•	Rising insurance premiums;

•	Delays in construction and development;

•	Marketing challenges associated with entering new lines of business;

•	Our ability to dispose of existing properties in a manner consistent with our investment strategy;

•	Downturns in economic and market conditions, particularly levels of spending in the travel and leisure industries in the markets where we invest;

•	General volatility of the capital markets and the market price of our common shares;

•	Our failure to maintain our status as a REIT;

•	Increases in real property tax rates;

•	Changes in the competitive environment in our industry and the markets where we invest;

•	Changes in real estate and zoning laws or regulations; and

•	Hostilities, including future terrorist attacks, or apprehension of hostilities that affect travel within or to the United States, Mexico, Czech Republic, Germany, France or other countries where we invest.

Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors. We do not intend, and disclaim any duty or obligation, to update or revise any industry information or forward-looking statements set forth in this prospectus to reflect new information, future events or otherwise, except as required by law. Readers are urged to carefully review and consider the various disclosures made in this prospectus and in our other documents filed with the Commission that attempt to advise interested parties of the risks and other factors that may affect our business, prospects and results of operations and financial condition.

USE OF PROCEEDS

We will not receive any additional consideration when we issue shares of common stock to the holders of OpCo Units upon redemption of their units. Also, we will not receive any of the proceeds from the sale of any of the shares of common stock by the selling stockholders. The selling stockholders will receive all proceeds from the sale of the shares of common stock.

DESCRIPTION OF COMMON STOCK

Rights of our stockholders are governed by the Maryland General Corporation Law, or MGCL, our charter and our bylaws. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws.” The following is a summary of the material provisions of our common stock and describes certain provisions of our charter and bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” For a comparison of the voting and other rights of holders of OpCo Units and holders of shares of common stock you should read the sections “Redemption and Exchange of OpCo Units” and “Comparison of Ownership of OpCo Units and Shares of Common Stock.”

General

Our charter provides that we may issue up to 150,000,000 shares of common stock, $.01 par value per share, and 150,000,000 shares of preferred stock, $.01 par value per share. As of November 14, 2005, we had 43,878,273 shares of common stock issued and outstanding and 4,000,000 shares of 8.50% Series A Cumulative Redeemable Preferred Stock issued and outstanding. Our charter provides that our board of directors, without stockholder approval, may amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of any class or series of our stock that we are authorized to issue.

Voting Rights of Common Stock

Subject to the provisions of our charter regarding the restrictions on the transfer and ownership of shares of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except for certain limited voting rights of holders of our 8.50% Series A Cumulative Redeemable Preferred Stock and as may be provided with respect to any other subsequently issued class or series of stock, the holders of such common stock possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding common stock, voting as a single class, can elect all of the directors and the holders of the remaining stock are not able to elect any directors.

Distributions, Liquidation and Other Rights of Common Stock

All common stock offered by this prospectus has been duly authorized, fully paid and nonassessable. Holders of common stock are entitled to receive dividends when authorized by our board of directors and declared by us out of assets legally available for dividends and to share ratably in our assets legally available for distribution to the stockholders in the event of our liquidation, dissolution or winding-up after payment of, or adequate provision for, all of our known debts and liabilities and any rights of holders of senior securities. These rights are subject to the preferential rights of any other class or series of our stock, including our 8.50% Series A Cumulative Redeemable Preferred Stock, and to the provisions of our charter regarding restrictions on transfer of our stock.

Holders of shares of common stock have no conversion, sinking fund, redemption, exchange or appraisal rights, and have no preemptive rights to subscribe for any of our securities.

Power to Reclassify Stock

Our charter authorizes our board of directors to classify any unissued preferred stock and to reclassify any previously classified but unissued common stock and preferred stock of any series from time to time in one or more classes or series, as authorized by our board of directors. Prior to issuance of stock of each class or series, our board of directors is required by the MGCL and our charter to set for each such class or series, subject to the provisions of our charter regarding the restrictions on transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, our board of directors could authorize the issuance of additional preferred stock with priority over the common stock with respect to distributions and rights upon liquidation and with other terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of us that might involve a premium price for our stockholders or otherwise might be in their best interest. As of the date hereof, 4,000,000 shares of 8.50% Series A Cumulative Redeemable Preferred Stock are issued and outstanding.

Power to Increase and to Issue Additional Common Stock and Preferred Stock

We believe that the power to amend our charter to increase the aggregate number of our shares of stock, to issue additional common stock or preferred stock and to classify or reclassify unissued common stock or preferred stock and thereafter to issue the classified or reclassified stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded, including the New York Stock Exchange. Although we have no current intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control that might involve a premium price for our stockholders or otherwise be in their best interest.

Other Matters

The transfer agent and registrar for our common stock is LaSalle Bank, N.A.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following paragraphs summarize the material provisions of Maryland law applicable to us and of our charter and bylaws. For a complete description, we refer you to Maryland law, our charter and our bylaws. We have filed our charter and bylaws as exhibits to materials we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.” For a comparison of the voting and other rights of holders of OpCo Units and holders of shares of common stock you should read the sections “Redemption and Exchange of OpCo Units” and “Comparison of Ownership of OpCo Units and Shares of Common Stock.”

Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot amend its charter, unless advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of amendments by a lesser percentage of the shares entitled to vote on the matter, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter generally provides, except with respect to amendments to the provisions of our charter regarding restrictions on the transfer and ownership of our stock and certain provisions relating to our board of directors, for approval of amendments to our charter by a majority of the votes entitled to be cast on the matter. The board of directors has the exclusive power to adopt, alter or repeal any provision of the bylaws and to make new bylaws.

Meetings of Stockholders

Under our bylaws, annual meetings of stockholders are to be held in May of each year at a date and time as determined by our board. Special meetings of stockholders may be called only by a majority of our directors, our Chairman, our President or our Chief Executive Officer and must be called by our Secretary upon the written request of the holders of a majority of the shares of our common stock entitled to vote at a meeting. Only matters set forth in the notice of the meeting may be considered and acted upon at such a meeting. Maryland law provides that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each stockholder entitled to vote on the matter.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by our board of directors or (iii) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of our bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to our board of directors at a special meeting may be made only (i) pursuant to our notice of the meeting, (ii) by our board of directors or (iii) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of our bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings. Although our bylaws do not give our board the power to disapprove timely stockholder nominations and proposals, they may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board or to approve its own proposal.

Board of Directors

Our board of directors consists of eight directors and may be increased or decreased by our board to a number of directors not less than the minimum number required by the MGCL nor more than 15. Directors are elected by a plurality of the votes cast at each annual meeting of stockholders to serve until the next annual meeting and until their successors are elected and qualify. Any vacancy will be filled, including any vacancy created by an increase in the number of directors, by a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum.

Removal of Directors

Our charter provides that a director may be removed, with or without cause, upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. Absent removal of all of our directors, this provision, when coupled with the provision in our charter and bylaws authorizing our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors, except upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

Extraordinary Transactions

Under Maryland law, a Maryland corporation generally cannot dissolve, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage of the shares entitled to vote on the matter, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of these matters by a majority of the votes entitled to be cast. Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. Maryland law also does not require approval of the stockholders of a parent corporation to merge or sell all or substantially all of the assets of a subsidiary entity. Because operating assets may be held by a corporation’s subsidiaries, as in our situation, this may mean that a subsidiary may be able to merge or sell all or substantially all of its assets without a vote of the corporation’s stockholders.

Business Combinations

Maryland law prohibits “business combinations” between us and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as:

•	any person who beneficially owns 10% or more of the voting power of our stock; or

•	an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting stock.

A person is not an interested stockholder if our board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of directors.

After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then outstanding shares of voting stock; and

•	two-thirds of the votes entitled to be cast by holders of our voting stock other than stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or stock held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. As permitted by the MGCL, we have exempted any business combinations involving the issuance of shares to Prudential and Whitehall. Accordingly, the five-year prohibition and the super-majority vote requirements will not apply to any business combinations between Prudential and Whitehall and us.

Control Share Acquisitions

With certain exceptions, the MGCL provides that “control shares” of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiring person or by our officers or directors who are our employees. Control shares are voting shares which, if aggregated with all other shares owned or voted by the acquiror, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiror is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means, subject to certain exceptions, the acquisition by any person of ownership or voting power of issued and outstanding control shares. A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel our board to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares in question. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved at the stockholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror may then vote a majority of the shares entitled to vote, then all other stockholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved or exempted by our charter or bylaws.

Our bylaws contain a provision exempting any and all acquisitions of our stock from the control share provisions of Maryland law. Nothing prevents our board from amending or repealing this provision in the future, except with respect to Prudential and Whitehall, who will not be subject to the operation of the control shares provision of the MGCL without their prior consent in the event that our board amends or repeals this provision in the future.

Maryland Unsolicited Takeovers Act

The MGCL permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934 and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the full remainder of the term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Through provisions in our charter and bylaws, we already (a) require a two-thirds vote for the removal of any director from our board, (b) vest in our board the exclusive power to fix the number of directorships and (c) require, unless called by our Chairman, our President, our Chief Executive Officer, or our board, the request of holders of a majority of outstanding shares to call a special meeting. We have also elected to be subject to the provisions of Title 3, Subtitle 8 of the MGCL relating to the filling of vacancies on our board.

Limitation of Liability and Indemnification

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made, or threatened to be made, a party by reason of his service in that capacity. Maryland law permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits us to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter also authorizes us, to the maximum extent permitted by Maryland law, to obligate us to indemnify (a) any present or former director or officer or (b) any individual who, while a director or officer and, at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, member or trustee, against any claim or liability arising from that service and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us to provide such indemnification and advance of expenses. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served our predecessor in any of the capacities described above and any employee or agent of us or our predecessor.

REIT Status

Our charter provides that our board of directors may revoke or otherwise terminate our real estate investment trust, or REIT, election if it determines that it is no longer in our best interest to continue to qualify as a REIT. If our board of directors so determines, the restrictions in the section below entitled “—Restrictions on Ownership and Transfer” will no longer apply.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year. These requirements of the Code do not apply to the first year for which an election to be a REIT is made.

Our charter contains restrictions on the number of shares of our stock that a person may own. No person may acquire or hold, directly or indirectly, in excess of 9.8% in value of the aggregate of our outstanding shares of stock. In addition, no person may acquire or hold, directly or indirectly, common stock in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of our outstanding shares of common stock.

Our charter further prohibits (a) any person from owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and (b) any person from transferring shares of our stock if the transfer would result in our stock being owned by fewer than 100 persons. Any person who acquires or intends to acquire shares of our stock that may violate any of these restrictions, or who is the intended transferee of shares of our stock which are transferred to the Trust, as defined below, is required to give us immediate notice and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our board of directors determines that it is no longer in our best interest to continue to qualify as a REIT.

Our board of directors, in its sole discretion, may exempt a person from these limits. However, our board may not exempt any person whose ownership of our outstanding stock would result in our being “closely held” within the meaning of Section 856(h) of the Code or otherwise would result in our failing to qualify as a REIT. In order to be considered by our board for exemption, a person also must not own, directly or indirectly, an interest in any of our tenants (or a tenant of any entity which we own or control) that would cause us to own, directly or indirectly, more than a 9.9% interest in the tenant. The person seeking an exemption must represent to the satisfaction of our board that it will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer of the shares of stock causing the violation to the Trust. In connection with our initial public offering, our board waived the ownership limit with respect to Prudential and Whitehall. Therefore, the above ownership limits do not apply to the common stock owned, directly or indirectly, by Prudential and Whitehall. Thus, there can be no assurance that there will not be five or fewer individuals who will own more than 50% in value of our outstanding stock, thereby causing us to fail to qualify as a REIT. Our board of directors may require a ruling from the Internal Revenue Service, or IRS, or an opinion of counsel in order to determine or ensure our status as a REIT in circumstances where it has received a request for exemption and is unable to satisfy itself that the ownership limitations will not be violated.

Any attempted transfer of our stock which, if effective, would result in our stock being owned by fewer than 100 persons will be null and void. Any attempted transfer of our stock which, if effective, would result in violation of the ownership limits discussed above or in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the transfer. Shares of our stock held in the Trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the Trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the Trust. The Trustee of the Trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the Trust. These rights will be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the Trust will be paid by the recipient to the Trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the Trustee. Any dividend or distribution paid to the Trustee will be held in trust for the Charitable Beneficiary. Subject to Maryland law, the Trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the Trust and (ii) to recast the vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible corporate action, then the Trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the Trust, the Trustee will sell the shares to a person designated by the Trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee will distribute the net proceeds of the sale to the proposed transferee and to the Charitable Beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give a value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other similar transaction), the Market Price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the Trust and (ii) the price received by the Trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the Charitable Beneficiary. If, prior to our discovery that shares of our stock have been transferred to the Trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the Trustee upon demand.

In addition, shares of our stock held in the Trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of the devise or gift) and (ii) the Market Price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the Trustee has sold the shares. Upon a sale to us, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee will distribute the net proceeds of the sale to the proposed transferee.

All certificates representing shares of our stock will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his name and address, the number of shares of each class and series of our stock which he beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of his beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder shall upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

DESCRIPTION OF OPCO UNITS

We are the sole managing member of SHC Funding and owned approximately 84% of the units of limited liability company interests as of November 14, 2005. The remaining units of limited liability company interests, referred to herein as OpCo Units, are held by the non-managing members of SHC Funding. The following description of certain general terms and provisions of the OpCo Units is not complete and you should refer to Delaware law and SHC Funding’s limited liability company agreement for more information. For a comparison of the voting and other rights of holders of units of limited liability company interests and holders of shares of common stock you should read the sections “Redemption and Exchange of OpCo Units” and “Comparison of Ownership of OpCo Units and Shares of Common Stock.”

General

Holders of OpCo Units, and us, as managing member, hold limited liability company interests in SHC Funding and are entitled to share in distributions from, and in the profits and losses of, SHC Funding.

Holders of OpCo Units have the rights to which non-managing members are entitled under the limited liability company agreement and Delaware law. The OpCo Units have not been registered pursuant to U.S.

Federal or state securities laws and are not listed on any exchange or quoted on any national quotation system. OpCo Units cannot be sold, assigned, pledged or otherwise disposed of by a holder unless they are registered under U.S. Federal and state securities laws or an exemption from registration is available.

Purpose, business and management

The purpose of SHC Funding includes the conduct of any business that may be lawfully conducted by a Delaware limited liability company, except that the business of SHC Funding may be limited to and conducted in a manner that will permit us at all times to be classified as a REIT. Subject to the preceding limitation, SHC Funding may enter into partnerships, joint ventures or similar arrangements and may own interests in other entities.

As managing member of SHC Funding, we have the exclusive power and authority to conduct its business. However, we may not, without the written consent of all of the non-managing members or as otherwise provided in the limited liability company agreement: do anything which would make it impossible to carry on the limited liability company’s ordinary business; possess limited liability company property, or assign any rights in specific limited liability company property, for a non-limited liability company purpose; admit a new member to the limited liability company; or do anything that would subject a member to personal liability for the debts, obligations and liabilities of the limited liability company. Additionally we may not, without the consent of non-managing members holding a majority of the non-managing member interests, amend or modify certain terms of the limited liability company agreement. Except for those matters, no non-managing member may participate in or exercise control or management over the business of SHC Funding.

Outside activities; transactions with the managing member and its affiliates

The limited liability company agreement prohibits us from entering into or conducting any business, other than in its capacity as a member and manager of SHC Funding, its operation as a public reporting company and a REIT, and any related activities.

The limited liability company agreement permits SHC Funding to lend or contribute to its subsidiaries or other persons in which it has an equity investment, and, subject to certain limitations, permits the managing member to cause SHC Funding to transfer assets to affiliates of SHC Funding, in each case on terms and conditions established in the sole and absolute discretion of the managing member. The managing member may also enter into, on its own behalf or in the name and on behalf of SHC Funding, asset management agreements, cross-indemnity agreements, registration rights agreements, right of first opportunity arrangements or other conflict avoidance agreements with various affiliates of SHC Funding on terms that the managing member, in its sole and absolute discretion, believes are advisable.

Distributions; allocations of income and loss

The limited liability company agreement requires SHC Funding to distribute quarterly all, or such portion as the managing member may in its discretion determine, available cash among the members (i) first, with respect to any class of membership interests issued pursuant to the limited liability company agreement which are entitled to a preference over membership interests on the distribution of available cash and are specially allocated items under the limited liability company agreement prior to allocated items with respect to amounts distributed pursuant to clause (ii) below (and within and among such classes, in order of the preferences designated therein and pro rata among any such classes), and (ii) thereafter, pro rata in accordance with their respective percentage interests from time to time as determined by the managing member; provided that available cash for each calendar quarter shall be distributed on the last business day of March, June, September and December of each year in an amount with respect to each membership interest equal to the specified minimum tax distribution. We, as the managing member, are required to take such reasonable efforts, as determined by us in our sole and absolute discretion and consistent with our qualification as a REIT, to cause SHC Funding to distribute sufficient amounts to enable the managing member to satisfy the requirements for qualifying as a REIT and avoid any U.S. Federal income or excise tax liability of the managing member.

“Available cash” generally means all cash revenues and funds received by SHC Funding from whatever source plus the amount of any reduction in the reserves of SHC Funding less interest, principal and other debt payments, cash expenditures (including capital expenditures), investments in (including loans to) any entity and increases in reserves. SHC Funding will distribute 99% of the available cash remaining after the payment of distributions to the non-managing members to us, as managing member. The remaining 1% will be distributed to all holders of units of limited liability company interests, including us, in proportion to the number of units of limited liability company interests held by each member.

“Minimum tax distribution” means an amount per unit of limited liability company interests for each calendar quarter for each taxable year of SHC Funding equal to the product of (i) the sum of (a) the greater of the highest marginal U.S. Federal income tax rate for such taxable year applicable to (x) individuals or (y) large, widely-held corporations and (b) the highest combined marginal state and local income tax rates for such taxable year for the state and city with the highest marginal income tax rates and (ii) the taxable income allocable to each unit of limited liability company interests for such calendar quarter as reasonably estimated by SHC Funding.

The limited liability company agreement generally provides that the income and losses of SHC Funding will be allocated to the holders of units of limited liability company interests, including us, in proportion to the number of units held by each.

Borrowing by SHC Funding

We may cause SHC Funding to borrow money and to issue and guarantee debt as it deems necessary to conduct its business.

Sales of assets

Under the limited liability company agreement, we generally have the exclusive authority to determine whether, when and on what terms SHC Funding will sell or refinance its assets.

Reimbursement of managing member

We do not receive any compensation for our services as managing member of SHC Funding. However, as a member of the limited liability company, we do receive distributions from SHC Funding and are allocated items of its profits and losses. In addition, SHC Funding reimburses us for all expenses we incur relating to the ownership of its assets and the operation of the limited liability company.

Liability of managing member and non-managing members

As managing member, we shall not be liable for monetary damages to SHC Funding or any members for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission, unless the managing member actually received an improper benefit in money, property or services or the managing member’s action or failure to act was the result of active and deliberate dishonesty, gross negligence or bad faith and was material to the cause of action being adjudicated.

Except for limited circumstances with respect to tax withholdings, SHC Funding may not require the non-managing members to make additional contributions to the limited liability company. If a non-managing member does not take part in the control of the business of SHC Funding and otherwise acts in accordance with the provisions of the limited liability company agreement, the liability of the non-managing member for obligations of SHC Funding under the limited liability company agreement and Delaware law is generally limited, subject to some limited exceptions, to the loss of the non-managing member’s investment in SHC Funding represented by his OpCo Units.

SHC Funding is qualified to conduct business in various jurisdictions and may qualify to conduct business in other jurisdictions. In order for SHC Funding to maintain the limited liability of the non-managing members, it may have to satisfy legal requirements of those jurisdictions and other jurisdictions. Limitations on the liability of a non-managing member for the obligations of a non-managing membership have not been clearly established in many states; accordingly, if a court determined that the non-managing members’ right to make amendments to the limited liability company agreement or to take other action pursuant to the limited liability company agreement constituted “control” of the limited liability company’s business for the purposes of the statutes of any relevant state, the non-managing members might be held personally liable for SHC Funding’s obligations.

Indemnification and advancement of expenses; Reliance on experts

SHC Funding shall indemnify any person who is a party to an action or proceeding by reason of the fact that the person is or was a member, director, officer, employee or agent of SHC Funding or us as its managing member, or is or was serving at the request of SHC Funding as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of SHC Funding, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful, except that no indemnification shall be made in respect of any action or suit by or in the right of SHC Funding as to which such person shall have been adjudged to be liable to SHC Funding unless the court in which such action or suit was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity or such expenses which the court shall deem proper.

Expenses (including attorneys’ fees) incurred by a person entitled to indemnification under the limited liability company agreement in defending any action or proceeding may be paid by SHC Funding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by SHC Funding.

The managing member may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such persons as to matters which the managing member reasonably believes to be within such person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

Removal of the managing member; transfer of the managing member’s interest

The limited liability company agreement provides that the non-managing members may not remove us as managing member of SHC Funding with or without cause. We may not transfer any of our limited liability company interests, except in the event that we purchase shares of our capital stock, in which case we shall cause SHC Funding to purchase from us an equal number of units of limited liability company interests, or in connection with a reclassification, recapitalization, merger, consolidation or sale of all or substantially all of our assets.

Restrictions on transfers of units of limited liability company interests

Any transfer of units of limited liability company interests by a member, including a transfer of OpCo Units to us upon redemption, must be made in compliance with the transfer restrictions and other terms and conditions set forth in the limited liability company agreement of SHC Funding. After June 30, 2005, subject to the transfer restrictions, a non-managing member may transfer its interest in SHC Funding without our consent provided that the non-managing member delivers to us a duly executed copy of the instrument making such transfer and such instrument must evidence the written acceptance by the assignee of all of the terms and conditions of the limited liability company agreement and represent that such assignment was made in accordance with all applicable laws and regulations. Any transferee of any transferred membership interest shall be subject to any and all ownership limitations contained in our charter.

Pursuant to the transfer restrictions, subject to certain exceptions, no member may assign or transfer any unit of limited liability company interest if such assignment or transfer would result in the sum of the percentage interests in such units transferred during our taxable year exceeding 2% of the total outstanding units of limited liability company interests.

A non-managing member shall have the right in its discretion to substitute a transferee as a non-managing member in his place, provided, that any transferee desiring to become a substituted non-managing member must furnish to the managing member evidence of acceptance in form satisfactory to the managing member of all of the terms and conditions of the limited liability company agreement and such other documents or instruments as may be required in the reasonable discretion of the managing member in order to effect such Person’s admission as a substituted non-managing member. A transferee who has been admitted as a substituted non-managing member in accordance with the limited liability company agreement has all the rights and powers and is subject to all the restrictions and liabilities of a non-managing member under the limited liability company agreement. If any transferee does not become a substituted non-managing member, that transferee has all the rights of an assignee of a non-managing membership interest under Delaware law, including the right to receive distributions from the limited liability company and all allocations of limited liability company profits and losses but the transferee will not be treated as a holder of the limited liability company units for any other purpose under the limited liability company agreement. The transferee is not entitled to vote the transferred limited liability company units.

In addition, non-managing members may dispose of their OpCo Units by redeeming them to the limited liability company. At our option, we may assume SHC Funding’s redemption obligations and may pay the redemption price with shares of our common stock. See “Redemption and Exchange of OpCo Units.”

We may prohibit any transfer otherwise permitted under the limited liability company agreement by a non-managing member of its OpCo Units if, in the opinion of legal counsel to SHC Funding, such transfer would require filing of a registration statement under the Securities Act or would otherwise violate any U.S. Federal or state securities laws or regulations applicable to SHC Funding or the OpCo Units.

Issuance of additional units of limited liability company interests

We may cause SHC Funding to issue additional units of limited liability company interests without the consent of non-managing members.

Amendments to the limited liability company agreement

The consent of non-managing members holding a majority of the non-managing member interests is required in order to amend or modify certain terms of the limited liability company agreement. Amendments to the limited liability company agreement may be proposed by us or by non-managing members holding 25% or more of OpCo Units. Following a proposed amendment requiring non-managing member consent, we will seek the written consent of the non-managing members on the proposed amendment or will call a meeting to vote on the amendment. For purposes of obtaining a written consent, we may require a response within a reasonable specified time, but not less than fifteen days. Failure by a non-managing member to respond on time would constitute a consent consistent with our recommendation.

Books and records

SHC Funding maintains its books and records at its principal office which is located at 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601. SHC Funding maintains its books for financial purposes on an accrual basis in accordance with generally accepted accounting principles and for tax purposes on the accrual basis.

As soon as practicable, but in no event later than 120 days after the close of each fiscal year, or such earlier date that they are filed with the Securities and Exchange Commission, we will mail to each non-managing member of record as of the close of the fiscal year an annual report containing financial statements of SHC Funding, or of us if such statements are prepared solely on a consolidated basis with us, for such fiscal year, presented in accordance with generally accepted accounting principles and audited by a nationally recognized firm of independent public accountants selected by the managing member.

As soon as practicable, but in no event later than 60 days after the close of each calendar quarter (except the last calendar quarter of each year), or such earlier date that they are filed with the Securities and Exchange Commission, we will mail to each non-managing member of record as of the last day of the calendar quarter a report containing unaudited financial statements of SHC Funding, or of us if such statements are prepared solely on a consolidated basis with us, and such other information as may be required by applicable law or regulation or as we determine to be appropriate.

Dissolution, winding up and termination

SHC Funding will be dissolved, and its affairs will be wound up, if any of the following events occur, or as otherwise provided by law:

(1)	there is an event of withdrawal of us as managing member pursuant to Delaware law, unless within 90 days thereafter, a majority of the remaining members agree in writing to continue the business of the limited liability company and to appoint a new managing member;

(2)	an election to dissolve the limited liability company is made by us, in our sole and absolute discretion, with the consent of a majority in percentage interests of the non-managing members;

(3)	a court enters a decree of judicial dissolution of the limited liability company pursuant to Delaware law;

(4)	the limited liability company sells all or substantially of the assets of the limited liability company or a related series of transactions occur that result in the sale or disposition of all or substantially all of the assets of the limited liability company;

(5)	our bankruptcy or insolvency; or

(6)	120 days after the commencement of any proceeding against us seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, the proceeding has not been dismissed, or if within 90 days after the appointment without the managing member’s consent or acquiescence of a trustee, receiver or liquidator of the managing member or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.

When the limited liability company is dissolved, we, as managing member, or the liquidator will proceed to liquidate the limited liability company’s assets and, after paying the limited liability company’s debts, will distribute the proceeds to the members according to their capital account balances.

REDEMPTION AND EXCHANGE OF OPCO UNITS

General

On June 30, 2005, the first anniversary of our initial public offering of the common stock, and on June 30 of each year thereafter (or on the next succeeding business day if June 30 is not a business day), any holder of OpCo Units has the right, subject to applicable transfer provisions, to require SHC Funding to redeem all or a portion of the OpCo Units held by such holder. If a holder makes an election to have its OpCo Units redeemed, it must exchange at least 10,000 units. In the case of a holder that owns less than 10,000 OpCo Units, the holder making the election must exchange all of its units.

On the 10th calendar day after our receipt of a notice of redemption, the redeeming holder will transfer its OpCo Units to SHC Funding, and in exchange for units redeemed the non-managing member will receive an amount of cash equal to the number of OpCo Units offered for redemption by the redeeming holder multiplied by the average closing price of shares of our common stock over the 20 trading days on which shares of our common stock were traded immediately preceding our receipt of the notice of redemption.

Upon receipt of an OpCo Unitholder’s redemption notice, we, in our sole and absolute discretion, may purchase the OpCo Units included in the notice for cash or, at our election, for shares of our common stock. If we elect to purchase the OpCo Units for shares of our common stock, the unitholder would be entitled to receive one share of our common stock for each tendered OpCo Unit. At this time, we anticipate that we will elect to acquire all of the outstanding OpCo Units and issue shares of common stock to all holders who surrender their units.

We only may purchase a non-managing member’s OpCo Units if the member has given us, as managing member, notice of its election to have SHC Funding redeem such non-managing member’s OpCo Units. If we elect to purchase the OpCo Units, SHC Funding will be relieved of any obligation to redeem the OpCo Units covered by the notice.

When we acquire OpCo Units which are surrendered by non-managing members to SHC Funding, either by issuing shares of common stock or by paying the cash amount, the transaction will be treated as a sale of the units to us for U.S. Federal income tax purposes. Beginning on the exchange date, the non-managing member’s right to receive distributions with respect to the OpCo Units exchanged or redeemed will cease and, if its units were exchanged for shares of common stock, it will have rights as a stockholder of us.

We will acquire one OpCo Unit in exchange for each share of common stock we issue to redeeming holders of OpCo Units.

Any transfer of OpCo Units must be made in compliance with the transfer restrictions and other terms and conditions set forth in the limited liability company agreement of SHC Funding. Pursuant to the transfer restrictions, subject to certain exceptions, no member may assign or transfer any OpCo Unit if such assignment or transfer would result in the sum of the percentage interests in units of limited liability company interests transferred during our taxable year exceeding 2% of the total outstanding units of limited liability company interests. This restriction does not apply to, among other things:

•	a transfer involving a redemption that occurs on June 30 of each year, which is the anniversary of the first business day following our initial public offering; and

•	a transfer of units of limited liability company interests by a member and certain related persons in one or more transactions during any 30 day period that aggregate more than 2% of the total outstanding units of limited liability company interests.

As a result of prior redemptions earlier in 2005 resulting in transfers of interests equal to 2% of the total outstanding units of limited liability company interests, at this time and for the remainder of 2005, OpCo Units may only be redeemed by their holders if we permit them to do so in our discretion. In 2006, OpCo Units may be redeemed on June 30, 2006 or on other dates if the redemption and all other transfers on or before that date do not exceed 2% of the outstanding units of limited liability company interests. We anticipate that we will permit holders to redeem their OpCo Units in 2005 or early 2006 on a date that we select in our discretion. We will amend this prospectus to notify the holders of the date in 2005 or in early 2006 when they may redeem their OpCo Units and the terms and conditions under which we will permit such redemption.

Tax consequences of exchange

The following discussion summarizes certain U.S. Federal income tax considerations that may be relevant to a non-managing member who has his OpCo Units exchanged for shares of common stock. Holders of OpCo Units should carefully review this prospectus, the registration statement of which this prospectus is a part and any applicable prospectus supplement for additional important information about us and the tax consequences of acquiring, holding and disposing of shares of our common stock.

Tax treatment of exchange of OpCo Units. If a non-managing member has his OpCo Units exchanged for shares of common stock, such exchange will be treated by us, SHC Funding and the exchanging non-managing member for U.S. Federal income tax purposes as a sale of OpCo Units by such non-managing member to us at the time of such exchange. The exchange will be fully taxable to the exchanging non-managing member. The amount of taxable gain or loss to an exchanging non-managing member will equal the difference between the amount realized for tax purposes and the tax basis in the OpCo Units exchanged, including OpCo Units exchanged for shares of common stock and cash, including cash received in lieu of fractional shares of common stock. Such exchanging non-managing member will be treated as realizing an aggregate amount equal to the sum of:

(1)	value of the shares of common stock received in the exchange;

(2)	the amount of any limited liability company liabilities allocable to the exchanged OpCo Units at the time of the exchange; and

(3)	cash, including any cash received in lieu of fractional shares of common stock.

It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the value of any shares of common stock received upon such an exchange. In addition, the ability of the non-managing member to sell a substantial number of shares of common stock in order to raise cash to pay tax liabilities associated with the exchange of OpCo Units may be restricted because, as a result of fluctuations in the share price, the price the non-managing member receives for such shares of common stock may not equal the value of his OpCo Units at the time of exchange.

Except as described below, any gain recognized upon a sale or other disposition of OpCo Units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the sale of a unit attributable to a non-managing member’s share of “unrealized receivables” of the limited liability company, as defined in Section 751 of the Code, exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Unrealized receivables include, among other things, amounts that would be subject to depreciation recapture as ordinary income if the limited liability company had sold its assets at their fair market value at the time of the transfer of a unit, including the recapture of any depreciation on real property held for one year or less.

Basis of units of limited liability company interests. In general, a non-managing member who contributed a limited liability company interest or other property in exchange for its units of limited liability company interests, or who received or was deemed to have received its limited liability company units upon liquidation of a limited liability company, has an initial tax basis in its units equal to its basis in the contributed limited liability company interest or other property or its basis in its limited liability company interest at the time of such liquidation, as applicable. A non-managing member’s initial basis in its units of limited liability company interests generally is increased by:

(1)	such non-managing member’s share of the limited liability company’s taxable income; and

(2)	increases in its share of liabilities of the limited liability company. Generally, such non-managing member’s basis in its units of limited liability company interests is decreased, but not below zero, by:

(A)	its share of distributions from the limited liability company;

(B)	decreases in its share of liabilities of the limited liability company;

(C)	its share of losses of the limited liability company; and

(D)	its share of nondeductible expenditures of the limited liability company that are not chargeable to capital.

Potential application of the disguised sale regulations to an exchange of limited liability company units. There is a risk that an exchange of OpCo Units may cause the original transfer of property to the limited liability company in exchange for OpCo Units to be treated as a “disguised sale” of property as of the date of such transfer. The disguised sale regulations generally provide that, unless one of the prescribed exceptions is applicable, a member’s contribution of property to a limited liability company and a simultaneous or subsequent transfer of money or other consideration, including the assumption of or taking subject to a liability, from the limited liability company to the member, will be presumed to be a sale, in whole or in part, of such property by the member to the limited liability company or to another member such as us. Further, the disguised sale regulations provide generally that, in the absence of an applicable exception, if money or other consideration is transferred by a limited liability company to a member within two years of the member’s contribution of property, the transactions are presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. Transfers within such two-year period which the member treats as other than a sale are required to be disclosed to the IRS. The disguised sale regulations also provide that if two years have passed between the transfer of money or other consideration and the contribution of property, the transactions are presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

Accordingly, if a unit is exchanged, the IRS could contend that the disguised sale regulations apply because, as a result of the exchange, a non-managing member receives shares of common stock or cash subsequent to the non-managing member previous contribution of property to the limited liability company. In that event, the IRS could contend that the original transfer of property to us was taxable, in whole or in part, as a disguised sale under the disguised sale regulations. Any gain recognized thereby may be eligible for installment sale reporting under Section 453 of the Code, subject to certain limitations.

COMPARISON OF OWNERSHIP OF OPCO UNITS AND SHARES OF COMMON STOCK

Generally, an investment in shares of common stock is substantially equivalent economically to an investment in OpCo Units. A holder of a common share generally receives the same distribution as a holder of an OpCo Unit and holders of shares of common stock and OpCo Units generally share in the risks and rewards of ownership in our business. However, there are some differences between owning OpCo Units and owning shares of common stock which may be material to investors.

This section describes some of the significant differences between SHC Funding and us and compares some of the legal rights associated with owning OpCo Units and shares of our common stock. We believe that this information may help non-managing members of the SHC Funding understand how their investment will be changed if they exchange their OpCo Units for shares of common stock. However, the non-managing members should carefully review this prospectus, the rest of the registration statement of which this prospectus is a part and any applicable prospectus supplement for additional important information about us.

SHC Funding	The Company

Form of Organization and Assets Owned

SHC Funding is a Delaware limited liability company and owns interests in various hotel properties.	We are a Maryland corporation and are qualified as a REIT under the Code. We own indirect interests in various hotel properties. Substantially all of our assets are owned by SHC Funding.

Length of Investment

SHC Funding has a perpetual term, although it may be dissolved earlier upon certain events of default described under “Description of OpCo Units—Dissolution, winding up and termination.”	We have a perpetual term and intend to continue our operations for an indefinite time period, unless a proposal for earlier termination is approved by our board of directors and the holders of two-thirds of our capital stock entitled to vote on such matter.

Purpose and Permitted Investments

The purpose of SHC Funding includes the conduct of any business that may be lawfully conducted by a Delaware limited liability company, except that the business of SHC Funding may be limited to and conducted in a manner that will permit us at all times to be classified as a REIT. Subject to the preceding limitation, SHC Funding may enter into partnerships, joint ventures or similar arrangements and may own interests in other entities.	We are permitted under our charter to engage in any lawful activity permitted by the Maryland General Corporation Law, including engaging in business as a REIT under the Code.

Additional Equity

Except for limited circumstances with respect to tax withholdings, SHC Funding may not require the non-managing members to make additional contributions to the limited liability company. We may contribute any additional funds which we determine SHC Funding	We are authorized to issue 300,000,000 shares of stock consisting of 150,000,000 shares of common stock, $.01 par value per share and 150,000,000 shares of preferred stock, $.01 par value per share. Our board of directors may amend our charter without stockholder

requires as additional capital contributions in return for additional units of limited liability company interests. The net proceeds of any and all funds raised by us through the issuance of additional shares of our capital stock shall be contributed to SHC Funding as additional capital contributions. We are not otherwise required to make any additional capital contributions.	consent to increase or decrease the aggregate number of shares or the aggregate number of shares of any class or series which we have authority to issue.

Borrowing Policies

We may cause SHC Funding to borrow money and to issue and guarantee debt as we deem necessary for conducting its activities.	Our board of directors may cause us to borrow money and to issue and guarantee debt for the purposes of our business; and to mortgage or pledge our real and personal property to secure that debt.

Management Control

As managing member of SHC Funding, we have the exclusive power and authority to conduct its business. However, we may not, without the written consent of all of the non-managing members or as otherwise provided in the limited liability company agreement: do anything which would make it impossible to carry on the limited liability company’s ordinary business; possess limited liability company property, or assign any rights in specific limited liability company property, for a non-limited liability company purpose; admit a new member to the limited liability company; or do anything that would subject a member to personal liability for the debts, obligations and liabilities of the limited liability company. Additionally, we may not, without the consent of non-managing members holding a majority of the non-managing member interests, amend or modify certain terms of the limited liability company agreement. Except for those matters, no non-managing member may participate in or exercise control or management over the business of the limited liability company. The limited liability company agreement provides that the non-managing members may not remove us as managing member of SHC Funding with or without cause.

Our board of directors has exclusive control over our business and affairs subject to the restrictions in our charter and bylaws. Our board of directors is not classified. Our directors are elected at each annual meeting of the stockholders. Our board of directors may alter or eliminate any policies which it adopts without a vote of our stockholders. Accordingly, except for their vote in the elections of directors, stockholders have no control over our ordinary business policies.

We are party to a stockholders agreement with each of Whitehall and Prudential pursuant to which Whitehall and Prudential are each entitled, so long as they each beneficially own at least 10% of our common stock, to nominate one person to serve on our board of directors, and we are obligated to use our best efforts to cause the election of Whitehall’s and Prudential’s nominee to our board of directors.

Management Liability and Indemnification

As managing member of SHC Funding, we shall not be liable for monetary damages to SHC Funding or any members for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission, unless we actually received an improper benefit in money, property or services or our action or failure to act was the result of active and deliberate dishonesty, gross negligence or bad faith and was material to the cause of action being adjudicated.	Our charter contains a provision which eliminates the liability of our directors and officers to us and our stockholders to the maximum extent permitted by Maryland law. Our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify and, without a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or

SHC Funding shall indemnify any person who is a party to an action or proceeding by reason of the fact that the person is or was a member, director, officer, employee or agent of SHC Funding or the managing member, or is or was serving at the request of SHC Funding as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of SHC Funding, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful, except that no indemnification shall be made in respect of any action or suit by or in the right of SHC Funding as to which such person shall have been adjudged to be liable to SHC Funding unless the court in which such action or suit was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity or such expenses which the court shall deem proper.

Expenses (including attorneys’ fees) incurred by a person entitled to indemnification under the limited liability company agreement in defending any action or proceeding may be paid by SHC Funding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by SHC Funding.

The managing member may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such persons as to matters which the managing member reasonably believes to be within such person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

former director or officer of the Company, (ii) any individual who, while a director or officer of the Company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee.

Anti-takeover Provisions

The limited liability company agreement provides that the non-managing members may not remove us as managing member of SHC Funding with or without cause.	In addition to the Maryland statutory anti-takeover provisions, our charter and bylaws contain a number of provisions that may delay or discourage an unsolicited proposal to acquire us or remove our management. These provisions include, among others:

(1) authorized stock that may be issued as preferred stock in the discretion of the board of directors, with superior voting or other rights to the shares of common stock;

(2) restrictions on transferability and ownership of our shares designed to preserve our status as a REIT under the Code;

(3) amending the charter, without stockholder consent, to increase the aggregate number of shares or the aggregate number of shares of any class or series that we are authorized to issue;

(4) the requirement that special meetings of stockholders only may be called by the chairman of the board, president, chief executive officer or board of directors or upon the written request of stockholders holding a majority of our outstanding shares entitled to vote; and

(5) a provision providing for the removal of directors with or without cause only by the affirmative vote of not less than two-thirds of all votes entitled to be cast in the election of directors.

For more information on the Maryland statutory anti-takeover provisions see “Certain provisions of Maryland law and of our charter and bylaws— Business combinations” and “—Control share acquisitions.”

Voting Rights

The non-managing members have voting rights only with respect to the matters described under “—Management Control,” the amendments to the limited liability company agreement as described under “—Amendments to the limited liability company agreement or our charter” and the continuation of SHC Funding upon withdrawal of the managing member. Otherwise, we, as managing member of SHC Funding, have the exclusive power and authority to conduct the business of SHC Funding.	Our business and affairs are managed under the direction of our board of directors. Each director is to be elected by the stockholders at our annual meetings. The MGCL requires that certain major corporate transactions, including most amendments to our charter, may not be consummated without the approval of stockholders as set forth below. All shares of our common stock have one vote per share, and our charter permits the board of directors to classify and issue preferred stock in one or more series having voting power which may differ from that of the common stock.

Amendments to the limited liability company agreement or our charter

The consent of non-managing members holding a majority of the non-managing member interests is required in order to amend or modify certain terms of the limited liability company agreement. Amendments to the limited liability company agreement may be proposed by us or by non-managing members holding 25% or more of the OpCo Units. Following a proposed amendment requiring non-managing member consent, we will seek the written consent of the non-managing members on the proposed amendment or will call a meeting to vote on the amendment. For purposes of obtaining a written consent, we may require a response within a reasonable specified time, but not less than fifteen days. Failure by a non-managing member to respond on time would constitute a consent consistent with our recommendation.	Under the MGCL and our charter, amendments to our charter generally must be advised by the board of directors and approved by the holders of at least a majority of the votes entitled to be cast on the matter (except with respect to amendments to the provisions of our charter regarding restrictions on the transfer and ownership of our stock and certain provisions relating to our board of directors, which requires the affirmative vote of stockholders entitled to cast at least two thirds of the votes entitled to be cast on the matter). As permitted by Maryland law, our charter permits our board of directors, without any action by our stockholders, to amend our charter to increase or decrease the aggregate number of shares or the number of shares of any class which we may issue. Our board of directors also may change the par value of any class or series of shares and the aggregate par value of the shares and the board of directors may classify or reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions limitations as to dividends or distributions, qualifications or terms or conditions of the redemption of the shares by filing articles supplementary pursuant to Maryland law.

Compensation and Fees

We do not receive any compensation for our services as managing member of SHC Funding. However, as a member in the limited liability company, we do receive distributions from the limited liability company and are allocated items of limited liability company profits and losses. In addition, SHC Funding reimburses us for all expenses we incur relating to the limited liability company’s ownership of its assets and the operation of the limited liability company.	Our non-employee directors receive an annual retainer and meeting fees for each meeting of the board of directors they attend. Non-employee members of our compensation, audit and corporate governance and nominating committees receive additional retainers and fees. Our directors may also receive restricted stock units under our 2004 Incentive Plan.

Liability of Investors

If a non-managing member does not take part in the control of the business of SHC Funding and otherwise acts in accordance with the provisions of the limited liability company agreement, the liability of the non-managing member for obligations of SHC Funding under the limited liability company agreement and Delaware law is generally limited, subject to some limited exceptions, to the loss of the non-managing member’s investment in SHC Funding represented by his OpCo Units.	Under Maryland law, our stockholders are generally not personally liable for our debts or obligations.

Distributions

The limited liability company agreement requires SHC Funding to distribute quarterly all, or such portion as the managing member may in its discretion determine, available cash among the members (i) first, with respect to any class of membership interests issued pursuant to the limited liability company agreement which are entitled to a preference over membership interests on the distribution of available cash and are specially allocated items under the limited liability company agreement prior to allocated items with respect to amounts distributed pursuant to clause (ii) below (and within and among such classes, in order of the preferences designated therein and pro rata among any such classes), and (ii) thereafter, pro rata in accordance with their respective percentage interests from time to time as determined by the Managing Member; provided that available cash for each calendar quarter shall be distributed on the last business day of March, June, September and December of each year in an amount with respect to each limited liability company unit equal to the minimum tax distribution. The managing member shall take such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with its qualification as a REIT, to cause SHC Funding to distribute sufficient amounts to enable the managing member to satisfy the requirements for qualifying as a REIT and avoid any U.S. Federal income or excise tax liability of the managing member.	Holders of shares of our common stock are entitled to such distributions as authorized by our board of directors and declared by us from time to time out of funds legally available for the payment of distributions. If there is a liquidation, dissolution or winding up of our affairs, the holders of the shares of our common stock are entitled to share ratably in our assets remaining after we pay or set aside assets to pay all liabilities to our creditors and subject to the rights of the holders of shares of our preferred stock. In order to qualify as a REIT, we must distribute at least 90% of our taxable income, excluding capital gains, and any taxable income, including capital gains, not distributed will be subject to corporate U.S. Federal income tax and may be subject to U.S. Federal excise tax. In addition, we are entitled to receive our proportionate share of distributions made by the limited liability company with respect to the limited liability company units we hold.

Potential Dilution of Rights

SHC Funding may issue additional units of limited liability company interests without the consent of non-managing members from time to time, as we may determine is necessary for raising additional funds needed by SHC Funding.	Our board of directors may issue, in its discretion, additional shares of common stock or preferred stock, or securities convertible into shares of its common or preferred stock. The issuance of additional shares of either common stock or preferred stock or other convertible securities may result in the dilution of the interests of the stockholders. On November 14, 2005, there were 43,878,273 shares of common stock and 4,000,000 shares of 8.50% Series A Cumulative Redeemable Preferred Shares issued and outstanding.

Liquidity

A non-managing member may transfer its interest in SHC Funding without our consent, provided that the transferee meets and fulfills the transfer requirements of the limited liability company agreement. In order to transfer its interest in SHC Funding, the non-managing member must deliver written notice to us. A transferee of a non-managing member may be admitted as a	With some exceptions, persons who are not affiliates of us will be able to freely transfer their shares of our common stock because they have been registered under the Securities Act of 1933, subject to the restrictions on transferability and ownership of excess shares in our charter. Our shares of common stock are listed on the New York Stock Exchange.

substituted non-managing member only with our consent.

Because no trading market exists for the OpCo Units, the OpCo Units are illiquid. Any non-managing member, on June 30, 2005, and on June 30 of each year thereafter (or on the next succeeding business day if June 30 is not a business day), may redeem at least 10,000 of its OpCo Units, and if the non-managing member does not own at least 10,000 OpCo Units, all of its then owned OpCo Units, for cash by delivering a notice to us.

On the 10th calendar day after we receive the notice, the exchanging non-managing members will transfer their OpCo Units to SHC Funding and the exchanging non-managing members will receive cash.

Upon receipt of a non-managing member’s redemption notice, we, in our sole and absolute discretion, may purchase OpCo Units included in the notice for cash or, at our election, for shares of our common stock. If we elect to purchase the OpCo Units for shares of our common stock, the non-managing member would be entitled to receive one share of our common stock for each tendered OpCo Unit. At this time, we anticipate that we will elect to acquire the OpCo Units and issue shares of our common stock to all non-managing members who surrender their OpCo Units.

We only may purchase a non-managing members OpCo Units if a non-managing member has given us, as managing member, notice of its election to have SHC Funding redeem such non-managing member’s OpCo Units. If we elect to purchase the OpCo Units, SHC Funding will be relieved of any obligation to redeem the OpCo Units covered by the notice.

U.S. Federal Income Taxation

SHC Funding is not subject to U.S. Federal income taxes. Instead, each holder of OpCo Units includes its allocable share of the taxable year limited liability company’s taxable income or loss in determining its individual U.S. Federal income tax liability. The maximum U.S. Federal income tax rate for the individuals under current law is 35%. Income and loss from SHC Funding generally is subject to the “passive activity” limitations. Under the “passive activity” rules, income and loss from the limited liability company that is considered “passive income” generally can be offset against income and loss from other investments that constitute “passive activities” unless the limited liability company is considered a	We have elected to be taxed as a REIT for U.S. Federal income tax purposes for our taxable year ended December 31, 2004. So long as we qualify as a REIT, we will be permitted to deduct distributions paid to our stockholders which effectively will reduce the “double taxation” that typically results when a corporation earns income and distributes that income to its stockholders in the form of dividends. A qualified REIT, however, is subject to U.S. Federal income tax on income that is not distributed and also may be subject to U.S. Federal income and excise taxes in some circumstances. The maximum U.S. Federal income tax rate for corporations under current law is 35%. Distributions paid by us will be treated as “portfolio” income and

“publicly traded partnership,” in which case income and loss from the limited liability company can only be offset against other income and loss from the limited liability company.

Cash distributions from the limited liability company are not taxable to a holder of limited liability company units except to the extent they exceed such holder’s basis in its interest in the limited liability company, which will include such holder’s allocable shares of the limited liability company’s nonrecourse debt.

Each year, holders of OpCo Units will receive a Schedule K-1 tax form containing detailed tax information for inclusion in preparing their U.S. Federal income tax returns.

Holders of the OpCo Units are required, in some cases, to file state income tax returns and/or pay state income taxes in the states in which the limited liability company owns property, even if they are not residents of those states.

cannot be offset with losses from “passive activities.” The maximum U.S. Federal income tax rate for individuals under current law is 35%.

Except to the extent designated as capital gain dividends, distributions made by us to our taxable domestic stockholders out of current or accumulated earnings and profits will be taken into account by them as ordinary dividends. Ordinary dividends received from a REIT, such as us, are generally not eligible for the lower tax rate applicable to certain types of “qualifying dividends” under law enacted in 2003. Distributions that are designated as capital gain dividends generally will be taxed as long-term capital gain, subject to some limitations. Distributions in excess of current or accumulated earnings and profits will be treated as a non-taxable return of basis to the extent of a stockholder’s adjusted basis in its shares of common stock with the excess taxed as capital gain.

Each year, our stockholders will receive Form 1099 used by corporations to report distributions paid to their stockholders.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

The following discussion summarizes our taxation and the material U.S. Federal income tax consequences to stockholders of their ownership of our common stock. The tax treatment of stockholders will vary depending upon the stockholder’s particular situation, and this discussion addresses only stockholders that hold common stock as a capital asset and does not deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances. This section also does not deal with all aspects of taxation that may be relevant to certain types of stockholders to which special provisions of the U.S. Federal income tax laws apply, including:

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	banks;

•	tax-exempt organizations;

•	certain insurance companies;

•	persons liable for the alternative minimum tax;

•	persons that hold common stock as a hedge against interest rate or currency risks or as part of a straddle or conversion transaction; and

•	stockholders whose functional currency is not the U.S. dollar.

This summary is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions. This summary describes the provisions of these sources of law only as they are currently in effect. All of these sources of law may change at any time, and any change in the law may apply retroactively.

We urge you to consult with your own tax advisor regarding the tax consequences to you of acquiring, owning and selling common stock including the U.S. Federal, state, local and foreign tax consequences of acquiring, owning and selling common stock in your particular circumstances and potential changes in applicable laws.

Taxation of the Company as a REIT

In the opinion of Paul, Hastings, Janofsky & Walker LLP, commencing with our taxable year ending December 31, 2004, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. You should be aware, however, that opinions of counsel are not binding upon the IRS or any court.

In providing its opinion, Paul, Hastings, Janofsky & Walker LLP is relying as to certain factual matters upon the statements and representations contained in certificates provided to Paul, Hastings, Janofsky & Walker LLP by us. Commencing with our taxable year ending December 31, 2004, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code.

Our qualification as a REIT will depend upon our continuing satisfaction of the requirements of the Code relating to qualification for REIT status. Some of these requirements depend upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. Accordingly, while we intend to continue to qualify to be taxed as a REIT, the actual results of our operations for any particular year might not satisfy these requirements.

The sections of the Code applicable to REITs are highly technical and complex. The following discussion summarizes the material aspects of relevant sections of the Code.

As a REIT, we generally will not have to pay U.S. Federal corporate income taxes on net income that we currently distribute to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a regular corporation. Our dividends, however, will generally not be eligible for (i) the reduced tax rates applicable to dividends received by individuals or (ii) the corporate dividends received deduction. In addition, our domestic taxable REIT subsidiary will be subject to U.S. Federal, state and local corporate income tax.

Foreign countries impose taxes on our hotels and our operations within their jurisdictions. To the extent possible, we will structure our acquisitions of foreign properties and activities to minimize our foreign tax liability. However, there can be no complete assurance that we will be able to eliminate our foreign tax liability or to reduce it to a specified level. Furthermore, as a REIT, both we and our stockholders will derive little or no benefit from foreign tax credits arising from those taxes.

Certain of our subsidiaries will be required to indemnify certain of their members if such members are not allocated a certain minimum level of debt for U.S. Federal income tax purposes. Although we expect to maintain a sufficient amount of debt to allocate to such members so as to not trigger such indemnification obligation, it is possible that an indemnity payment will have to be made by us to members of such subsidiaries if the amount of debt allocated to such members is reduced beyond a certain minimum amount.

Even if we qualify for taxation as a REIT, we may be subject to U.S. Federal income tax as follows:

•	First, we will have to pay tax at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains.

•	Second, under certain circumstances, we may have to pay the alternative minimum tax on items of tax preference, if any.

•	Third, if we have (a) net income from the sale or other disposition of “foreclosure property”, as defined in the Code, which is held primarily for sale to customers in the ordinary course of business or (b) other non-qualifying net income from foreclosure property, we will have to pay tax at the highest corporate rate on that income.

•	Fourth, if we have net income from “prohibited transactions”, as defined in the Code, we will have to pay a 100% tax on that income. Prohibited transactions are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Under current law, unless a sale of real property qualifies for a safe harbor, the question of whether the sale of a hotel (or other property) constitutes the sale of property held primarily for sale to customers is generally a question of the facts and circumstances regarding a particular transaction in light of our overall past and present activities. We and our subsidiaries intend to hold the interests in our hotels for investment with a view to long-term appreciation, to engage in the business of acquiring and owning hotels and to make occasional sales as are consistent with our investment objectives. We do not intend to engage in prohibited transactions. We cannot assure you, however, that we will only make sales that satisfy the requirements of the safe harbors or that the IRS will not successfully assert that one or more of such sales are prohibited transactions.

•	Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below under “—Income Tests”, but we have nonetheless maintained our qualification as a REIT because we have satisfied other requirements necessary to maintain REIT qualification, we will have to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of our gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 95% of our gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect our profitability.

•	Sixth, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our real estate investment trust ordinary income for that year, (2) 95% of our real estate investment trust capital gain net income for that year and (3) any undistributed taxable income from prior periods, we would have to pay a non-deductible 4% excise tax on the excess of that required distribution over the amounts actually distributed.

•	Seventh, if we acquire any asset from a C corporation in certain transactions in which we must adopt the basis of the asset or any other property in the hands of the C corporation as our basis of the asset in our hands, and we subsequently recognize gain on the disposition of that asset during the 10-year period beginning on the date on which we acquired that asset, then we will have to pay tax on the built-in gain at the highest regular corporate rate. A “C corporation” means generally a corporation that has to pay full corporate-level tax.

•	Eighth, if we receive non-arm’s length income from one of our taxable REIT subsidiaries (as defined under “—Asset Tests”), we will be subject to a 100% tax on the amount of our non-arm’s length income.

•	Ninth, if we should fail to satisfy the asset test (as discussed below) but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we may be subject to a tax that would be the greater of (a) $50,000; or (b) an amount determined by multiplying the highest rate of tax for corporations by the net income generated by the assets for the period beginning on the first date of the failure and ending on the day we dispose of the assets (or otherwise satisfy the requirements for maintaining REIT qualification).

•	Tenth, if we should fail to satisfy one or more requirements for REIT qualification, other than the 95% and 75% gross income tests and other than the asset test, but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we may be subject to a $50,000 penalty for each failure.

Requirements for Qualification as a REIT

The Code defines a REIT as a corporation, trust or association that is:

•	managed by one or more trustees or directors;

•	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

•	that would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

•	that is neither a financial institution nor an insurance company to which certain provisions of the Code apply;

•	the beneficial ownership of which is held by 100 or more persons;

•	that, during the last half of each taxable year, has no more than 50% in value of its outstanding stock owned, directly or constructively, by five or fewer individuals, as defined in the Code to include certain entities; and

•	that meets certain other tests, described below, regarding the nature of its income and assets.

The Code provides that the conditions described in the first through fourth bullet points above must be met during the entire taxable year and that the condition described in the fifth bullet point above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Under applicable Treasury regulations, we must maintain certain records and request certain information from our stockholders designed to disclose the actual ownership of our stock.

We expect that we will satisfy the conditions described in the first through sixth bullet points of the second preceding paragraph. In addition, our charter provides for restrictions regarding the ownership and transfer of our stock. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in the fifth and sixth bullet points of the second preceding paragraph. The ownership and transfer restrictions pertaining to our stock is described in this prospectus under the heading “Certain Provisions of Maryland Law and of our Charter and Bylaws—Restrictions on Ownership and Transfer”. Our board of directors will require an IRS ruling or an opinion of counsel before granting any request for an exemption from such ownership limitations in circumstances where it is unable to satisfy itself that the ownership limitations would not be violated.

We own indirect interests in a number of corporate subsidiaries. Code Section 856(i) provides that unless a REIT makes an election to treat the corporation as a taxable REIT subsidiary (as defined below), a wholly-owned corporate subsidiary of a REIT which is a “qualified REIT subsidiary”, as defined in the Code, will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary will be treated as assets, liabilities and items of these kinds of the REIT. Thus, in applying the requirements described in this section, our qualified REIT subsidiaries, if any, will be ignored, and all assets, liabilities and items of income, deduction and credit of these subsidiaries will be treated as assets, liabilities and items of these kinds of ours. Because our principal asset is an interest in SHC Funding, we do not intend to have any wholly-owned corporate subsidiaries.

If, as in our case, a REIT is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate capital share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests described below. Thus, our proportionate share of the assets, liabilities and items of income of SHC Funding, which is our principal asset, are treated as assets, liabilities and items of income of ours for purposes of applying the requirements described in this section. In addition, actions taken by SHC Funding or any other entity that is either a disregarded entity (including a qualified REIT subsidiary) or partnership in which we own an interest, either directly or through one or more tiers of disregarded entities (including qualified REIT subsidiaries) or partnerships such as SHC Funding, can affect our ability to satisfy the REIT income and assets tests and the determination of whether we have net income from prohibited transactions. See the fourth bullet point under the section “—Taxation of the Company as a REIT” for a discussion of prohibited transactions. Accordingly, for purposes of this discussion, when we discuss our actions, income or assets we intend that to include the actions, income or assets of SHC Funding or any entity that is either a disregarded entity (including a qualified REIT subsidiary) or partnership for U.S. Federal income tax purposes in which we maintain an interest through multiple tiers of disregarded entities (including qualified REIT subsidiaries) or partnerships.

Taxable REIT Subsidiaries

A taxable REIT subsidiary, or TRS, is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a TRS. The election can be revoked at any time as long as the REIT and the TRS revoke such election jointly. In addition, if a TRS holds directly or indirectly, more than 35% of the securities of any other corporation (by vote or by value), then that other corporation is also treated as a TRS. A corporation can be a TRS with respect to more than one REIT.

A TRS is subject to U.S. Federal income tax at regular corporate rates (currently a maximum rate of 35%), and may also be subject to state and local taxation.

Any dividends paid or deemed paid by any one of our TRSs will also be subject to tax, either (i) to us if we do not pay the dividends received to our stockholders as dividends, or (ii) to our stockholders if we do pay out the dividends received to our stockholders. We may hold more than 10% of the stock of a TRS without jeopardizing our qualification as a REIT notwithstanding the rule described below under “—Asset Tests” that generally precludes ownership of more than 10% of any issuer’s securities. However, as noted below, in order for us to qualify as a REIT, the securities of all of the TRSs in which we have invested either directly or indirectly may not represent more than 20% of the total value of our assets. Although we expect that the aggregate value of all of our interests in TRSs will represent less than 20% of the total value of our assets, we cannot assure that this will always be true. Other than certain activities related to operating or managing a lodging or health care facility as more fully described below in the section entitled “—Income Tests”, a TRS may generally engage in any business including the provision of customary or non-customary services to tenants of the parent REIT.

As described below, income we receive from operating or managing hotels is not qualified income for either the 75% or 95% income tests described more fully below in the section entitled “—Income Tests”. Accordingly, the entity through which we hold an interest in the hotels generally leases the hotels to a TRS (or an entity that is treated as a branch of the TRS for tax purposes), and the TRS engages independent third parties to operate the hotels. Currently, our hotels are operated and managed by hotel management companies. For purposes of the discussion below, the term “TRS” shall include any entity that is treated as a branch of the TRS for U.S. Federal income tax purposes. We do not lease the Paris Marriott Champs Elysées to a TRS. In order to comply with French law and the REIT qualification rules, SanMon Services, LLC, or a subsidiary thereof, an entity controlled by an independent third party, subleases the hotel from us, pays us rent and has entered into a management agreement with the property manager. The owner of SanMon Services, LLC bears the economic risks and benefits of this arrangement.

A TRS is not permitted to directly or indirectly operate or manage a hotel but a TRS can lease a hotel provided that the TRS meets the following conditions:

•	First, the hotel must be a qualified lodging facility. A qualified lodging facility is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. Accordingly, we are not permitted to have gambling or wagering activity on the premises of any of our hotels or to earn income from gambling or wagering activities.

•	Second, the manager must be an eligible independent contractor. An eligible independent contractor is a hotel operator that is not related to the REIT or the TRS and that, at the time the management contract is entered into, is in the trade or business of managing hotels for persons not related to the REIT or the TRS. For this purpose, a contractor is not related to the REIT or the TRS if such person does not own (taking into account relevant attribution rules) more than 35% of the stock of the REIT or TRS and no person or group owning directly or indirectly (taking into account relevant attribution rules) 35% or more of the REIT or TRS owns 35% or more directly or indirectly (taking into account relevant attribution rules) of the ownership interest in the contractor, and the REIT or TRS does not directly or indirectly derive any income from such person. Accordingly, our TRSs do not directly operate or manage the hotels. Rather, our TRSs have entered into management contracts with hotel management companies which operate and manage the hotels. To the best of our knowledge and belief, the hotel management companies are not related to us or the TRSs. The TRSs are permitted to bear the expenses of the eligible independent contractor of operating the hotel pursuant to the management contract.

Income Tests

In order to maintain our qualification as a REIT, we annually must satisfy two gross income requirements:

•	First, we must derive at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property”, as defined in the Code, or from certain types of temporary investments. Rents from real property generally include our expenses that are paid or reimbursed by tenants.

•

Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from real property investments as described in the preceding bullet point, dividends (including dividends from a TRS), interest and gain from the sale or disposition of stock or securities that do not constitute dealer property, or from any combination of these types of sources.

For taxable years beginning on or after January 1, 2005, the American Jobs Creation Act of 2004, signed into law on October 22, 2004, or the 2004 Act, clarifies the types of transactions that are hedging transactions for purposes of the 95% gross income test and states that any income from a hedging transaction that is clearly and timely identified and hedges indebtedness incurred or to be incurred to acquire or carry real estate assets will not constitute gross income, rather than being treated as qualifying or nonqualifying income, for purposes of the 95% gross income test.

Rents that we receive or are deemed to have received will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if the rents satisfy several conditions:

•	First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely because it is based on a fixed percentage or percentages of receipts or sales. Accordingly, the leases of our hotels to the TRSs are based in part on the gross receipts of the TRSs from the hotels.

•	Second, the Code provides that rents received from a tenant will not qualify as rents from real property in satisfying the gross income tests if the REIT, or a direct or indirect owner of 10% or more of the REIT, directly or under the applicable attribution rules, owns a 10% or greater interest in that tenant; except that rents received from a TRS under certain circumstances qualify as rents from real property even if we own more than a 10% interest in the subsidiary. We refer to a tenant in which we own a 10% or greater interest as a “related party tenant”. As described above, most of our rental income is from the leases to our TRSs.

•	Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

•	Finally, for rents received to qualify as rents from real property, the REIT generally must not operate or manage the property or furnish or render services to the tenants of the property, other than through an independent contractor from whom the REIT derives no revenue and who is adequately compensated or through a TRS. However, we may directly perform certain services that landlords usually or customarily render when renting space for occupancy only or that are not considered rendered to the occupant of the property. In addition, as described more fully below, rent paid by a TRS to a REIT pursuant to a lease of a qualified lodging facility that is managed and operated by an eligible independent contractor can qualify as rents from real property.

Each of our domestic hotels is leased to a separate limited liability company owned directly by our domestic TRS. The use of limited liability companies below a single TRS allows the losses of one limited liability company that leases a hotel to be offset against the profits of the other limited liability companies. If a TRS has an overall net loss, that loss cannot be used to offset our taxable income. Rather, the TRS can carry the loss back or forward pursuant to IRS rules. In the case of certain of our foreign hotels, a separate TRS has been set up in the foreign jurisdiction in which the hotel is located and the foreign TRS leases the hotel from us. With respect to other foreign hotels and certain other foreign assets, we hold our interest through a TRS which will pay us dividends from its profits, except in the case of the Paris Marriott Champs Elysées, where we sublease our interest to an affiliate of an independent third party.

These leases provide for a base rent plus a fixed percentage of the gross revenues from the operation of the hotel. Each lease must be a true lease. If our leases are not respected as true leases, we could be disqualified as a REIT. While we intend that each lease will be respected as a true lease, the determination of whether a lease is a true lease is inherently a question of fact and circumstances and we can give no assurance that the IRS will not successfully assert that the leases should not be respected as true leases.

Except as described above with respect to a TRS, we do not expect to derive significant rents from related party tenants. We also do not intend to derive rental income attributable to personal property, other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease.

We believe that each of the leases with our TRSs conform with normal business practice, contain arm’s length terms and that the rent payable under those leases will be treated as rents from real property for purposes of the 75% and 95% gross income tests. However, there can be no assurance that the IRS will not successfully assert a contrary position or that a change in circumstances will not cause a portion of the rent payable under the leases to fail to qualify as “rents from real property”. If such failures were in sufficient amounts, we might not be able to satisfy either of the 75% or 95% gross income tests and could lose our REIT status. In addition, if the IRS successfully reapportions or reallocates items of income, deduction and credit among and between us and our TRS under the leases or any intercompany transaction because it determines that doing so is necessary to prevent the evasion of taxes or to clearly reflect income, we could be subject to a 100% excise tax on those amounts.

While we will monitor the activities of the eligible independent contractor to maximize the value of our hotel investments, neither we nor any of our TRSs directly or indirectly manage our hotels. Similarly, while our tenants may benefit from the services we provide related to monitoring and, when appropriate, advising the eligible independent contractor regarding the management of the hotel for the purpose of maximizing the value of our investments, we do not believe that these activities will cause gross income attributable to the leases with our TRSs to fail to be treated as rents from real property.

Other than as described in the preceding paragraph, we do not expect to perform any services for our tenants. If we were to provide services to a tenant that are other than those landlords usually or customarily provide when renting space for occupancy only, amounts received or accrued by us for any of these services would not be treated as rents from real property for purposes of the REIT gross income tests. However, the amounts received or accrued for these services will not cause other amounts received with respect to the property to fail to be treated as rents from real property unless the amounts treated as received in respect of the services, together with amounts received for certain management services, exceed 1% of all amounts received or accrued by us during the taxable year with respect to the property. For purposes of the 1% threshold, the amount treated as received for any service may not be less than 150% of the direct cost incurred in furnishing or rendering the service. If the sum of the amounts received in respect of the services to tenants and management services described in the preceding sentence exceeds the 1% threshold, then all amounts received or accrued by us with respect to the property will not qualify as rents from real property, even if we provide the impermissible services to some, but not all, of the tenants of the property.

For purposes of the gross income tests, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of that amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term interest solely because it is based on a fixed percentage or percentages of receipts or sales.

If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we satisfy the requirements of other provisions of the Code that allow relief from disqualification as a REIT. These relief provisions, as modified by the 2004 Act, will generally be available if:

•	our failure to meet the income tests was due to reasonable cause and not due to willful neglect; and

•	following our identification of the failure, we file with the IRS a schedule describing each item of our qualifying gross income for the taxable year of the failure.

We might not be entitled to the benefit of these relief provisions, however. As discussed in the fifth bullet point under the section “—Taxation of the Company as a REIT”, even if these relief provisions apply, we would have to pay a tax on the excess income.

Asset Tests

At the close of each quarter of our taxable year, we must also satisfy three tests relating to the nature of our assets:

•	First, at least 75% of the value of our total assets must be represented by real estate assets, including (a) real estate assets held by our qualified REIT subsidiaries, our allocable share of real estate assets held by partnerships in which we own an interest and stock issued by another REIT, (b) for a period of one year from the date of our receipt of proceeds of an offering of its shares of beneficial interest or publicly offered debt with a term of at least five years, stock or debt instruments purchased with these proceeds and (c) cash, cash items and government securities.

•	Second, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class.

•	Third, not more than 20% of our total assets may constitute securities issued by one or more TRSs and of the investments included in the 25% asset class, the value of any one issuer’s securities, other than securities issued by another REIT or by a TRS may not exceed 5% of the value (“5% test”) of our total assets, and we may not own more than 10% of the vote (“10% voting test”) or value (“10% value test”) of any one issuer’s outstanding securities, except in the case of a TRS as described above. As a consequence, if the IRS would successfully challenge the partnership status of any of the partnerships in which we maintain an interest, and the partnership is reclassified as a corporation or a publicly traded partnership taxable as a corporation we could lose our REIT status.

The following assets are not treated as “securities” held by us for purposes of the 10% value test (i) “straight debt” meeting certain requirements, unless we hold (either directly or through our “controlled” taxable REIT subsidiaries) certain other securities of the same corporate or partnership issuer that have an aggregate value greater than 1% of such issuer’s outstanding securities; (ii) loans to individuals or estates; (iii) certain rental agreements calling for deferred rents or increasing rents that are subject to Section 467 of the Code, other than with certain related persons; (iv) obligations to pay us amounts qualifying as “rents from real property” under the 75% and 95% gross income tests; (v) securities issued by a state or any political subdivision of a state, the District of Columbia, a foreign government, any political subdivision of a foreign government, or the Commonwealth of Puerto Rico, but only if the determination of any payment received or accrued under the security does not depend in whole or in part on the profits of any person not described in this category, or payments on any obligation issued by such an entity; (vi) securities issued by another qualifying REIT; and (vii) other arrangements identified in Treasury regulations (which have not yet been issued or proposed). In addition, any debt instrument issued by a partnership will not be treated as a “security” under the 10% value test if at least 75% of the partnership’s gross income (excluding gross income from prohibited transactions) is derived from sources meeting the requirements of the 75% gross income test. If the partnership fails to meet the 75% gross income test, then the debt instrument issued by the partnership nevertheless will not be treated as a “security” to the extent of our interest as a partner in the partnership. Also, in looking through any partnership to determine our allocable share of any securities owned by the partnership, our share of the assets of the partnership, solely for purposes of applying the 10% value test in taxable years beginning on or after January 1, 2005, will correspond not only to our interest as a partner in the partnership but also to our proportionate interest in certain debt securities issued by the partnership.

If we fail to meet the 5% test, the 10% value test or the 10% voting test described in the third bullet point of the second paragraph above at the end of any quarter and such failure is not cured within 30 days thereafter, we would fail to qualify as a REIT. Under the 2004 Act, after the 30 day cure period, we could dispose of sufficient assets to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000 if the disposition occurs within six months after the last day of the calendar quarter in which we identify the violation. For violations of these tests that are larger than this amount and for violations of the other asset tests described in the preceding paragraph, where such violations are due to reasonable cause and not willful neglect, the 2004 Act permits us to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset tests (within six months after the last day of the calendar quarter in which we identify the violation) and paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by our net income generated by the non-qualifying assets during the period beginning on the first date of the failure and ending on the date we dispose of the asset (or otherwise cure the asset test failure).

Annual Distribution Requirement

We are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to (1) the sum of (a) 90% of our “real estate investment trust taxable income”, computed without regard to the dividends paid deduction, and our net capital gain, and (b) 90% of the net after-tax income, if any, from foreclosure property minus (2) the sum of certain items of non-cash income.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year to which they relate and if paid on or before the first regular dividend payment after the declaration.

To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100% of our real estate investment trust taxable income, as adjusted, we will have to pay tax on those amounts at regular ordinary and capital gain corporate tax rates, as the case may be. If we so choose, we may retain, rather than distribute, our net long-term capital gains and pay the tax on those gains. In this case, our stockholders would include their proportionate share of the undistributed long-term capital gains in income. However, our stockholders would then be deemed to have paid their share of the tax, which would be credited or refunded to them. In addition, our stockholders would be able to increase their basis in our shares they hold by the amount of the undistributed long-term capital gains, less the amount of capital gains tax we paid, included in the stockholders’ long-term capital gains. Furthermore, if we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for that year, (b) 95% of our REIT capital gain income for that year, and (c) any undistributed taxable income from prior periods, we would have to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

We intend to satisfy the annual distribution requirements.

From time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between (a) when we actually receive income and when we actually pay deductible expenses and (b) when we include the income and deduct the expenses in arriving at our taxable income. Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property which exceeds our allocable share of cash attributable to that sale. In these cases, we may have less cash available for distribution than is necessary to meet our annual 90% distribution requirement. To meet the 90% distribution requirement, we may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay penalties and interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify as a REIT

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will have to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We will not be able to deduct distributions to stockholders in any year in which we fail to qualify, nor will we be required to make distributions to stockholders. In this event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable to the stockholders as dividend income (which may be subject to tax at preferential rates) and corporate distributees may be eligible for the dividends received deduction if they satisfy the relevant provisions of the Code. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We might not be entitled to the statutory relief described in this paragraph in all circumstances.

The 2004 Act provides additional relief in the event that we fail to satisfy one or more requirements for qualification as a REIT, other than the 75% gross income test and the 95% gross income test and other than the new rules provided for failures of the asset tests described above if:

•	the violation is due to reasonable cause and not willful neglect; and

•	we pay a penalty of $50,000 for each failure to satisfy the provision.

Tax Basis of Assets

Our share of SHC Funding’s basis in its assets will not be adjusted in connection with this prospectus and will generally be substantially less than the fair market value of the hotels as of the date of this prospectus. Furthermore, we intend to generally use the “traditional” method for making allocations under Section 704(c) of the Code as opposed to the “curative” or “remedial” method for making such allocations. Consequently, (a) our depreciation deductions with respect to our hotels will likely be substantially less than the depreciation deductions that would have been available to us had our tax basis been equal to the fair market value of the hotels as of the date of this prospectus and (b) we may recognize income upon a sale of an asset that is attributable to appreciation in the value of the asset that accrued prior to the date of this prospectus.

Taxation of Stockholders

U.S. Stockholders

As used in this section, the term “U.S. stockholder” means a holder of common stock who, for U.S. Federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a domestic corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision of the United States;

•	an estate whose income is subject to U.S. Federal income taxation regardless of its source;

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons have authority to control all substantial decisions of the trust; or

•	a person or entity otherwise subject to U.S. Federal income taxation on a net income basis.

Distributions. As long as we qualify as a REIT, distributions made by us out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to our taxable U.S. stockholders as ordinary income. Our individual U.S. stockholders will generally not be entitled to the lower tax rate applicable to certain types of dividends under law enacted in 2003 except that individual U.S. stockholders may be eligible for the lower tax rate with respect to the portion of any distribution (a) that represents income from dividends we received from a corporation in which we own shares (but only if such dividends would be eligible for the lower rate on dividends if paid by the corporation to its individual stockholders) or (b) that is equal to our real estate investment trust taxable income (taking into account the dividends paid deduction available to us) and less any taxes paid by us on these items during our previous taxable year. Individual U.S. stockholders should consult their own tax advisors to determine the impact of this legislation. Distributions of this kind will not be eligible for the dividends received deduction in the case of U.S. stockholders that are corporations. Distributions made by us that we properly designate as capital gain dividends will be taxable to U.S. stockholders as gain from the sale of a capital asset held for more than one year, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which a U.S. stockholder has held his common stock. Thus, with certain limitations, capital gain dividends received by an individual U.S. stockholder may be eligible for preferential rates of taxation. U.S. stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. In addition, net capital gains attributable to the sale of depreciable real property held for more than twelve months are subject to a 25% maximum U.S. Federal income tax rate to the extent of previously claimed real property depreciation.

To the extent that we make distributions, not designated as capital gain dividends, in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. Thus, these distributions will reduce the adjusted basis which the U.S. stockholder has in his common stock for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. stockholder’s adjusted basis in his common stock will be taxable as capital gains, provided that the common stock have been held as a capital asset.

Dividends authorized by us in October, November or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided that we actually pay the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

U.S. stockholders holding common stock at the close of our taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of our taxable year falls, the amount that we designate in a written notice mailed to our stockholders. We may not designate amounts in excess of our undistributed net capital gain for the taxable year. Each U.S. stockholder required to include the designated amount in determining the stockholder’s long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by us in respect of the undistributed net capital gains. U.S. stockholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax they are deemed to have paid. U.S. stockholders will increase their basis in their common stock by the difference between the amount of the includible gains and the tax deemed paid by the stockholder in respect of these gains.

Distributions made by us and gain arising from a U.S. stockholder’s sale or exchange of our common stock will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any passive losses against that income or gain.

Our dividends, to the extent they do not constitute a return of capital, will generally be treated as investment income for purposes of the investment interest limitation under Section 163 of the Code. Net capital gain from the disposition of our common stock and capital gains generally will be eliminated from investment income unless the taxpayer elects to have the gain taxed at ordinary income rates.

Sales of Common Stock. When a U.S. stockholder sells or otherwise disposes of our common stock, the stockholder will recognize gain or loss for U.S. Federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property received on the sale or other disposition and (b) the holder’s adjusted basis in the common stock for tax purposes. This gain or loss will be capital gain or loss if the U.S. stockholder has held the common stock as a capital asset. The gain or loss will be long-term gain or loss if the U.S. stockholder has held the common stock for more than one year. Long-term capital gain of an individual U.S. stockholder is generally taxed at preferential rates. In general, any loss recognized by a U.S. stockholder when the stockholder sells or otherwise disposes of our common stock that the stockholder has held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the stockholder from us which were required to be treated as long-term capital gains.

Redemption of Common stock. The treatment to be accorded to any redemption by us of the common stock can only be determined on the basis of particular facts as to each holder of common stock at the time of redemption. In general, a preferred holder will recognize capital gain or loss measured by the difference between the amount realized by the holder upon the redemption and the holder’s adjusted tax basis in the common stock redeemed, provided the common stock is held as a capital asset, if the redemption

•	results in a “complete termination” of the holder’s shares interest in all classes of our stock under Section 302(b)(3) of the Code,

•	is “substantially disproportionate” with respect to the holder’s interest in us under Section 302(b)(2) of the Code; or

•	is “not essentially equivalent to a dividend” with respect to the holder of common stock under Section 302(b)(1) of the Code.

In determining whether any of these tests have been met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of common stock depends upon the facts and circumstances at the time when the determination must be made, prospective investors are advised to consult their own tax advisors to determine the tax treatment to them. Any portion of the redemption proceeds attributable to a declared but unpaid dividend will be treated as a distribution to the common stock as described above under “—Taxation of Stockholders—U.S. Stockholders—Distributions”.

A “substantially disproportionate” reduction in the interest of a holder of common stock will have occurred if, as a result of the redemption,

•	the holder’s ownership of all of our outstanding voting stock is reduced immediately after the redemption to less than 80% of the holder’s percentage interest in the shares immediately before the redemption;

•	the holder’s percentage ownership of the interest of common stock after and before the redemption meets the same 80% requirement; and

•	the holder owns, immediately after the redemption, less than 50% of the total combined voting power of all classes of shares entitled to vote.

Based upon current law, it is possible that a redemption of common stock from a holder of common stock would be considered “not essentially equivalent to a dividend”. However, whether a distribution is “not essentially equivalent to a dividend” depends on all of the facts and circumstances. The application of these tests to a redemption of common stock is unclear, and a holder of common stock should consult its own tax adviser to determine their application to its particular situation.

If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from the common stock will be treated as a distribution on the common stock as described above under “—Taxation of Stockholders—U.S. Stockholders—Distributions”. If the redemption is taxed as a dividend, the holders’ adjusted tax basis in the common stock will be transferred to any other shareholdings of the holder in us. If, however, the shareholder has no remaining shareholdings in us, such basis could be transferred to a related person or it may be lost.

Backup Withholding. We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, backup withholding may apply to a stockholder with respect to dividends paid unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The IRS may also impose penalties on a U.S. stockholder that does not provide us with his correct taxpayer identification number. A stockholder may credit any amount paid as backup withholding against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Taxation of Tax-Exempt Stockholders. The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder (i) is not an entity described in the next paragraph, (ii) has not held its common stock as “debt financed property” within the meaning of the Code and (iii) does not hold its common stock in a trade or business, the dividend income received by such stockholder with respect to the common stock will not be unrelated business taxable income to a tax-exempt stockholder. Similarly, income from the sale of common stock will not constitute unrelated business taxable income unless the tax-exempt stockholder has held the common stock as “debt financed property” within the meaning of the Code or has used the common stock in an unrelated trade or business.

Income from an investment in our common stock will constitute unrelated business taxable income for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. Federal income taxation under the applicable subsections of Section 501(c) of the Code, unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its common stock. Prospective investors of the types described in the preceding sentence should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the foregoing, however, a portion of the dividends paid by a “pension-held REIT” will be treated as unrelated business taxable income to any trust which:

•	is described in Section 401(a) of the Code;

•	is tax-exempt under Section 501(a) of the Code; and

•	holds more than 10% (by value) of the equity interests in the REIT.

Tax-exempt pension, profit-sharing and stock bonus funds that are described in Section 401(a) of the Code are referred to below as “qualified trusts”. A REIT is a “pension-held REIT” if:

•	it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts will be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust (rather than by the trust itself); and

•	either (a) at least one qualified trust holds more than 25% by value of the interests in the REIT or (b) one or more qualified trusts, each of which owns more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% by value of the interests in the REIT.

The percentage of any REIT dividend treated as unrelated business taxable income to a qualifying trust that owns more than 10% of the value of the REIT’s interests is equal to the ratio of (a) the gross income of the REIT from unrelated trades or businesses, determined as though the REIT were a qualified trust, less direct expenses related to this gross income, to (b) the total gross income of the REIT, less direct expenses related to the total gross income. A de minimis exception applies where this percentage is less than 5% for any year. We do not expect to be classified as a pension-held REIT.

The rules described above under the heading “—Taxation of Stockholders—U.S. Stockholders—Distributions” concerning the inclusion of our designated undistributed net capital gains in the income of our stockholders will apply to tax-exempt entities. Thus, tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.

Under recently promulgated Treasury regulations, if a stockholder recognizes a loss with respect to the common stock of $2 million or more for an individual stockholder or $10 million or more for a corporate stockholder, the stockholder must file with the IRS a disclosure statement on Form 8886. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Non-U.S. Stockholders

The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and estates or trusts that in either case are not subject to U.S. Federal income tax on a net income basis who own common stock, which we call “non-U.S. stockholders”, are complex. The following discussion is only a limited summary of these rules. Prospective non-U.S. stockholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in the common stock, including any reporting requirements.

Ordinary Dividends. Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by us of U.S. real property interests, as discussed below, and other than distributions designated by us as capital gain dividends, will be treated as ordinary income dividends to the extent that they are made out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution will ordinarily apply to distributions of this kind to non-U.S. stockholders, unless an applicable tax treaty reduces that tax. However, if income from the investment in the common stock is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business or is attributable to a permanent establishment that the non-U.S. stockholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. stockholder to U.S. taxation on a net income basis, tax at graduated rates will generally apply to the non-U.S. stockholder in the same manner as U.S. stockholders are taxed with respect to dividends, and the 30% branch profits tax may also apply if the stockholder is a foreign corporation. We expect to withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a non-U.S. stockholder, unless (a) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with us or the appropriate withholding agent or (b) the non-U.S. stockholder files an IRS Form W-8 ECI or a successor form with us or the appropriate withholding agent claiming that the distributions are effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business.

Distributions to a non-U.S. stockholder that are designated by us at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to the disposition by us of a U.S. real property interest generally will not be subject to U.S. Federal income taxation, except as described below.

Return of Capital. Distributions in excess of our current and accumulated earnings and profits, which are not treated as attributable to the gain from our disposition of a U.S. real property interest, will not be taxable to a non-U.S. stockholder to the extent that they do not exceed the adjusted basis of the non-U.S. stockholder’s common stock. Distributions of this kind will instead reduce the adjusted basis of the common stock. To the extent that distributions of this kind exceed the adjusted basis of a non-U.S. stockholder’s common stock, they will give rise to tax liability if the non-U.S. stockholder otherwise would have to pay tax on any gain from the sale or disposition of its common stock, as described below. If it cannot be determined at the time a distribution is made whether the distribution will be in excess of current and accumulated earnings and profits, withholding will apply to the distribution at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of our current accumulated earnings and profits.

Capital Gain Dividends. For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a non-U.S. stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended. Under this statute, these distributions are taxed to a non-U.S. stockholder as if the gain were effectively connected with a U.S. business. Thus, non-U.S. stockholders will be taxed on the distributions at the normal capital gain rates applicable to U.S. stockholders, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to the Foreign Investment in Real Property Tax Act made to non-U.S. stockholders may also be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder that is not entitled to a treaty exemption. We are required by applicable Treasury regulations under this statute to withhold and remit to the IRS 35% of any distribution that we could designate as a capital gain dividend. However, if we designate as a capital gain dividend a distribution made before the day we actually effect the designation, then although the distribution may be taxable to a non-U.S. stockholder, withholding does not apply to the distribution under this statute. Rather, we must effect the 35% withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The non-U.S. stockholder may credit the amount withheld against its U.S. tax liability.

So long as our common stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market (e.g., the New York Stock Exchange), a distribution with respect to our common stock received by a non-U.S. stockholder that does not own more than 5% of our common stock during the tax year within which the distribution is received will not be treated as gain that is effectively connected with a U.S. business. As such, a non-U.S. stockholder who does not own more than 5% of our common stock at any time during the applicable taxable year would not be required to file a U.S. Federal income tax return by reason of receiving such a distribution. In this case, the distribution would be treated as a REIT dividend to that non-U.S. stockholder and taxed as a REIT dividend that is not a capital gain distribution as described above. In addition, the branch profits tax would not apply to such distributions. Although our common stock is currently regularly traded on an established securities market, there can be no assurance that the common stock will continue to be regularly traded on an established securities market.

Sales of Common Stock. Gain recognized by a non-U.S. stockholder upon a sale or exchange of our common stock generally will not be taxed under the Foreign Investment in Real Property Tax Act if we are a “domestically controlled REIT”, defined generally as a REIT, less than 50% in value of whose stock is and was held directly or indirectly by foreign persons at all times during a specified testing period. We believe that we will be a domestically controlled REIT, and, therefore, that taxation under this statute generally will not apply to the sale of our common stock. However, gain to which this statute does not apply will be taxable to a non-U.S. stockholder if investment in the common stock is treated as effectively connected with the non-U.S. stockholder’s U.S. trade or business or is attributable to a permanent establishment that the non-U.S. stockholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non- U.S. stockholder to U.S. taxation on a net income basis. In this case, the same treatment will apply to the non-U.S. stockholder as to U.S. stockholders with respect to the gain. In addition, gain to which the Foreign Investment in Real Property Tax Act does not apply will be taxable to a non-U.S. stockholder if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, or maintains an office or a fixed place of business in the United States to which the gain is attributable. In this case, a 30% tax will apply to the nonresident alien individual’s capital gains. A similar rule will apply to capital gain dividends to which this statute does not apply.

If we do not qualify as a domestically controlled REIT, tax under the Foreign Investment in Real Property Tax Act would apply to a non-U.S. stockholder’s sale of common stock, unless our common stock is regularly traded on an established securities market at the time of such sale and such non-U.S. stockholder does not own more than 5% of our common stock at any time during a specified period. This period is generally the shorter of the period that the non-U.S. stockholder owned the common stock sold or the five-year period ending on the date when the stockholder disposed of the common stock. If tax under this statute applies to the gain on the sale of common stock, the same treatment would apply to the non-U.S. stockholder as to U.S. stockholders with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

In any event, a purchaser of common stock from a non-U.S. stockholder will not be required under the Foreign Investment in Real Property Tax Act to withhold on the purchase price if the purchased common stock is regularly traded on an established securities market and the seller did not own more than 5% of our common stock at any time during the taxable year or if we are a domestically controlled REIT. Otherwise, under the Foreign Investment in Real Property Tax Act, the purchaser of common stock may be required to withhold 10% of the purchase price and remit that amount to the IRS.

Backup Withholding and Information Reporting. If you are a non-U.S. stockholder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments and

•	the payment of the proceeds from the sale of common stock effected at a U.S. office of a broker,

as long as the income associated with these payments is otherwise exempt from U.S. Federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished to the payor or broker:

•	a valid IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person, or

•	other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of common stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations, unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of common stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a U.S. person,

•	a controlled foreign corporation for U.S. tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a U.S. trade or business,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

Other Tax Consequences

State or local taxation may apply to us and our stockholders in various state or local jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the U.S. Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our common stock.

SELLING STOCKHOLDERS

“Selling stockholders” are those persons who may receive shares of our common stock registered pursuant to this registration statement upon the redemption and exchange of OpCo Units and may be deemed affiliates of us. The number of shares on the following table represents the number of shares of common stock held by the selling stockholders as of November 14, 2005, the number of shares of common stock that may be obtained by the selling stockholders upon the redemption and exchange of all of their respective OpCo Units for shares of our common stock registered pursuant to this registration statement, the maximum number of shares of common stock that the selling stockholders may offer pursuant to this prospectus and the aggregate number of shares of our common stock and the percentage of our outstanding shares of common stock that each of the selling stockholders would hold following the completion of this offering. As of the date of this prospectus, the unit adjustment factor, which determines the number of shares of our common stock issuable upon the redemption and exchange of an OpCo Unit in SHC Funding, is 1.0. The table assumes that no further change in the unit adjustment factor will have occurred since the date of this prospectus. A further change in the unit adjustment factor, and a corresponding change in the number of shares that may be offered by the selling stockholders pursuant to this prospectus, will occur if we declare a dividend on our common stock payable in common stock, subdivide our common stock or combine our common stock into a smaller number of shares.

The selling stockholders named below may from time to time offer the shares of common stock offered by this prospectus:

Selling Stockholder	Total Shares Held Prior to Redemption and Exchange of Units and Offering (1)	Shares Issuable Upon Redemption and Exchange of Units (2)	Maximum Shares Offered Pursuant to this Prospectus (2)	Aggregate Shares Owned Following Exchange and Completion of Offering (2) (3)	Percentage of Outstanding Shares of Common Stock (2) (3)
Geller Family Investment Limited Partnership (4)	0	67,095	67,095	0	—
SHC Blocking II Corporation (5)	0	684,262	684,262	0	—
Strategic Hotel Capital Incorporated Employee Investment Partnership (6)	0	3,301	3,301	0	—
SHC Blocking III Corporation (7)	0	322,721	322,721	0	—
SHC Blocking Corporation (8)	0	1,270,683	1,270,683	0	—

(1)	Based on information available to us as of November 14, 2005.
(2)	Assumes the selling stockholders tender all of their OpCo Units for exchange and we elect to satisfy our exchange obligation by issuing shares of common stock in exchange for the OpCo Units.
(3)	Assumes that all shares of common stock received upon the redemption of OpCo Units are sold in this offering pursuant to this prospectus and that no other transactions with respect to shares of our common stock or OpCo Units occur. Percentages in the last column are based upon 43,878,273 shares of our common stock outstanding as of November 14, 2005.
(4)	Laurence S. Geller, our president and chief executive officer, is the general partner of Geller Family Investment Limited Partnership and therefore makes decisions with respect to the disposition of shares by this holder.
(5)	Decisions with respect to the disposition of the shares by this holder are made by its board of directors. Two of our directors, Jonathan A. Langer and Robert M. Falzon, are directors and officers of SHC Blocking II Corporation.
(6)	Decisions with respect to the disposition of the shares by this holder are made by the investment committee of the partnership. Certain of our current and former employees and three children of Laurence S. Geller, our President and Chief Executive Officer, are limited partners of Strategic Hotel Capital Incorporated Employee Investment Partnership.
(7)	Decisions with respect to the disposition of the shares by this holder are made by its board of directors. Two of our directors, Jonathan A. Langer and Robert M. Falzon, are directors and officers of SHC Blocking III Corporation.
(8)	Decisions with respect to the disposition of the shares by this holder are made by its board of directors. Two of our directors, Jonathan A. Langer and Robert M. Falzon, are directors and officers of SHC Blocking Corporation.

PLAN OF DISTRIBUTION

Issuance of Common Stock Upon Redemption of OpCo Units

This prospectus relates to the possible issuance by us of up to 5,554,912 shares of common stock if, and to the extent that, holders of OpCo Units redeem their units and we assume SHC Funding’s redemption obligations and elect to pay for the redemption with shares of our common stock.

We may elect to pay the per unit redemption price in cash or by issuance of shares of our common stock. At this time, we anticipate that we will elect to issue shares of our common stock upon redemption of all outstanding OpCo Units.

OpCo Units may be redeemed by their holders at the times set forth in the limited liability company agreement of SHC Funding subject to the satisfaction of the transfer restrictions and other terms and conditions contained in that agreement, or at other times and on terms and conditions otherwise permitted by us in our discretion as managing member of SHC Funding. At this time and for the remainder of 2005, OpCo Units may only be redeemed by their holders if we permit them to do so in our discretion. In 2006, OpCo Units may be redeemed on June 30, 2006 or, on other dates if the units of limited liability company interests transferred in the redemption and all other transfers on or before that date do not exceed 2% of the outstanding units of limited liability company interests.

We anticipate that we will permit holders to redeem their OpCo Units in 2005 or early 2006 on a date that we select in our discretion. We will amend this prospectus to notify the holders of the date in 2005 or early 2006 when they may redeem their OpCo Units and the terms and conditions under which we will permit such redemption.

Offering by Selling Stockholders

This prospectus also relates to the offer and sale of our shares of common stock issued upon redemption of OpCo Units by the selling stockholders named in this prospectus that may be deemed our affiliates. As used in this section of the prospectus, the term “selling stockholders” includes the selling stockholders named in the table above and any of their pledgees, donees, transferees or other successors-in-interest who receive shares of our common stock offered hereby from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer and who subsequently sell any of such shares after the date of this prospectus.

All costs, expenses and fees in connection with the registration of the shares of common stock offered hereby will be borne by us. Underwriting discounts, brokerage commissions and similar selling expenses, if any, attributable to the sale of the securities covered by this prospectus will also be borne by the respective selling stockholders.

The selling stockholders may sell under this prospectus the shares which are outstanding at different times. The selling stockholders will act independently of us in making decisions as to the timing, manner and size of each sale. The sales may be made on any national securities exchange or quotation system on which the shares may be listed or quoted at the time of sale, in the over-the-counter market or other than in such organized and unorganized trading markets, in one or more transactions, at:

•	fixed prices, which may be changed;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

The shares may be sold by one or more of the following methods in addition to any other method permitted under this prospectus:

•	a block trade in which the broker-dealer so engaged may sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	a purchase by a broker-dealer as principal and resale by such broker-dealer for its own account;

•	an ordinary brokerage transaction or a transaction in which the broker solicits purchasers;

•	a privately negotiated transaction;

•	an underwritten offering;

•	securities exchange or quotation system sale that complies with the rules of the exchange or quotation system;

•	through short sale transactions following which the shares are delivered to close out the short positions;

•	through the writing of options relating to such shares; or

•	through a combination of the above methods of sale.

The method of distribution of such shares will be described in the applicable prospectus supplement.

The selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell shares covered by this prospectus, including in short sale transactions. If so, the third party may use shares pledged by the selling stockholders or borrowed from the selling stockholders or others to settle those sales or to close out any related open borrowings of shares, and may use shares received from the selling stockholders in settlement of those derivatives to close out any related open borrowings of shares. We will file a supplement to this prospectus to describe any derivative transaction effected by the selling stockholders and to identify the third party in such transactions as an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

The selling stockholders may effect such transactions by selling the shares covered by this prospectus directly to purchasers, to or through broker-dealers, which may act as agents for the seller and buyer or principals, or to underwriters who acquire shares for their own account and resell them in one or more transactions. Such broker-dealers or underwriters may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the shares covered by this prospectus for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions) and such discounts, concessions, or commissions may be allowed or re-allowed or paid to dealers. Any public offering price and any discounts or concessions allowed or paid to dealers may be changed at different times.

The selling stockholders and any broker-dealers that participate with the selling stockholders or third parties to derivative transactions in the sale of the shares covered by this prospectus may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

We will make copies of this prospectus available to the selling stockholders and have informed them of their obligation to deliver copies of this prospectus to purchasers at or before the time of any sale of the shares.

The selling stockholders also may resell all or a portion of their shares in open market transactions in reliance upon Rule 144 under the Securities Act, or any other available exemption from required registration under the Securities Act, provided they meet the criteria and conform to the requirements of such exemption.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangements have been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange or secondary distribution or a purchase by a broker-dealer. Such supplement will disclose:

•	the name of each such selling stockholder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	as appropriate, that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

In addition, upon receiving notice from a selling stockholder that a donee, pledgee or transferee or other successor-in-interest intends to sell more than 500 shares covered by this prospectus, we will file a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act to identify the non-sale transferee.

The selling stockholders are not restricted as to the price or prices at which they may sell their shares. Sales of such shares may have an adverse effect on the market price of the securities, including the market price of the shares. Moreover, the selling stockholders are not restricted as to the number of shares that may be sold at any time, and it is possible that a significant number of shares could be sold at the same time, which may have an adverse effect on the market price of the shares.

We and the selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

EXPERTS

The financial statements and the related financial statement schedules of Strategic Hotel Capital, Inc. incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of CIMS Limited Partnership and Inter-Continental Florida Limited Partnership (entities under common ownership and management) as of and for the year ended December 31, 2004 incorporated by reference from the Company’s Current Report on Form 8-K filed on April 7, 2005, as amended, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the offered securities will be passed upon for us by Venable LLP, Baltimore, Maryland. Certain legal matters will be passed on for us by Paul, Hastings, Janofsky & Walker LLP.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected, without charge, at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Securities and Exchange Commission’s public reference room in

Washington, D.C. by calling the Securities and Exchange Commission at 1-800-SEC-0330. Such materials may also be inspected on the Securities and Exchange Commission’s website at www.sec.gov. Our outstanding shares of common stock are listed on the New York Stock Exchange under the symbol “SLH”, and all such reports, proxy statements and other information filed by us with the New York Stock Exchange may be inspected at the New York Stock Exchange’s offices at 20 Broad Street, New York, New York 10005. You can also obtain information about us at our website, www.strategichotels.com.

This prospectus constitutes part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the registration statement.

INCORPORATION BY REFERENCE

There are incorporated by reference in this prospectus the following documents previously filed by us with the Securities and Exchange Commission.

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

(b)	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

(c)	Our Current Reports on Form 8-K filed March 14, 2005, March 18, 2005, March 25, 2005, April 5, 2005, April 7, 2005 (as amended on June 16, 2005 and June 30, 2005), April 12, 2005, May 23, 2005, July 19, 2005 (other than the information in Item 7.01 and Exhibit 99.1 thereto), July 29, 2005, August 11, 2005 (other than the information in Item 7.01 and Exhibit 99.1 thereto), August 30, 2005 (other than the information in Item 7.01 and Exhibit 99.1 thereto), September 6, 2005, September 7, 2005, September 13, 2005 (other than the information in Item 7.01 and Exhibit 99.1 thereto), September 28, 2005, October 5, 2005 and November 3, 2005 (other than the information in Item 7.01 and Exhibits 99.1 and 99.2 thereto); and

(d)	The description of the shares of common stock contained in our registration statement on Form 8-A filed on June 21, 2004.

The Securities and Exchange Commission has assigned file number 1-32223 to reports and other information that we file with the Securities and Exchange Commission.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 prior to the termination of the offering of the offered securities, shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document which is incorporated or deemed to be incorporated by reference in this prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be addressed to:

Secretary

Strategic Hotel Capital, Inc.

77 West Wacker Drive, Suite 4600

Chicago, Illinois 60601

(312) 658-5000

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses in connection with the registration and sale of the shares registered hereby, all of which will be paid by the registrant, except as noted in the prospectus:

SEC registration fee	$11,585.57
New York Stock Exchange fees	3,000
Transfer agent’s fees	3,000
Legal fees and expenses	150,000
Accounting fees and expenses	20,000
Miscellaneous expenses	5,000

Total	$117,585.57

Item 15. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty which is established by a final judgment and which is material to the cause of action. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate the Company to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, member or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service as a present or former director or officer of the Company and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, member or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service as a present or former director or officer of the Company and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made, or threatened to be made, a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Item 16. Exhibits.

See the Exhibit Index which is hereby incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes that: (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective; (b) for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on November 18, 2005.

Strategic Hotel Capital, Inc.

By:	/S/ LAURENCE S. GELLER
Laurence S. Geller Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1993, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Each Dated: November 18, 2005

By:	/S/ LAURENCE S. GELLER
Laurence S. Geller Chief Executive Officer

By:	*
James E. Mead Chief Financial Officer

By:	/S/ MONTE J. HUBER
Monte J. Huber Controller (Principal Accounting Officer)

By:	*
John C. Deterding Chairman

By:	*
Robert P. Bowen Director

By:	*
Thomas A. Hassard Director

By:	*
Jonathan A. Langer Director

By:	/S/ MICHAEL BRENNAN
Michael Brennan Director

*By:	/S/ MONTE J. HUBER
Monte J. Huber Attorney-in-fact

S-1

EXHIBIT INDEX

Exhibit	Description
4.1*	Charter of Strategic Hotel Capital, Inc.

4.2	Articles Supplementary relating to the 8.50% Series A Cumulative Redeemable Preferred Stock (Incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on March 18, 2005)

4.3	Certificate of Correction relating to the 8.50% Series A Cumulative Redeemable Preferred Stock (Incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed on March 18, 2005)

4.4*	By-Laws of Strategic Hotel Capital, Inc.

4.5*	Specimen Certificate of Common Stock

4.6	Stockholders Agreement, dated as of April 7, 2005, among WHSHC, L.L.C. and W9/WHSHC, L.L.C. I and Strategic Hotel Capital, Inc. (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on April 12, 2005)

4.7	Letter, dated April 7, 2005, to Strategic Hotel Capital, Inc. from the affiliates of Prudential Financial, Inc. identified therein (Incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on April 12, 2005)

5.1•	Opinion of Venable LLP as to certain Maryland law matters

8.1	Opinion of Paul, Hastings, Janofsky & Walker LLP as to certain tax matters

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Paul, Hastings, Janofsky & Walker LLP (included in the opinion filed as Exhibit 8.1)

23.4+	Consent of Venable LLP (included in the opinion filed as Exhibits 5.2 to the previously filed registration statement)

24.1+	Power of Attorney (included on the signature page of the previously filed registration statement)

99.1*	Limited Liability Company Agreement of Strategic Hotel Funding, L.L.C.

99.2+	First Amendment to Limited Liability Company Agreement of Strategic Hotel Funding, L.L.C.

*	Filed as an exhibit to our Registration Statement on Form S-11 (File No. 333-112846) and incorporated by reference herein.
+	Previously filed.
•	Previously filed as Exhibit 5.2.